As filed with the Securities and Exchange Commission on December 20, 2012
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Proguard Acquisition Corp.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

5110
(Primary Standard Industrial Classification Code Number)

33-1093761
(I.R.S. Employer Identification Number)

3400 SW 26 Terrace
Suite A-8
Fort Lauderdale, FL  33312
(866) 780-6789
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Mr. David A. Kriegstein
Chief Executive Officer
Proguard Acquisition Corp.
3400 SW 26 Terrace
Suite A-8
Fort Lauderdale, FL  33312
telephone (866) 780-6789
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
———————
with a copy to:

James M. Schneider, Esq.
Pearlman Schneider LLP
2200 Corporate Boulevard N.W., Suite 210
Boca Raton, Florida 33431
telephone (561) 362-9595

As soon as practicable after this registration statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (6	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common stock, par value $0.001 per share (1)	66,640,156	$0.05	$3,332,008	$455
Common stock, par value $0.001 per share (2)	821,428	$0.07	$57,500	8
Common stock, par value $0.001 per share (3)	4,799,000	$0.15	$719,850	99
Common stock, par value $0.001 per share (4)	4,799,000	$0.20	$959,800	131
Common stock, par value $0.001 per share (5)	4,799,000	$0.50	$2,399,500	328
Total	81,858,584			$1,021

(1)	Includes shares which are presently outstanding.
(2)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.07 per share.
(3)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.15 per share.
(4)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.20 per share.
(5)	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.50 per share.
(6)	The offering price per share is estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

i

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2012

PROSPECTUS

Proguard Acquisition Corp.

81,858,584 shares of common stock

This prospectus relates to periodic offers and sales of up to 81,858,584 shares of our common stock by the selling security holders, including 66,640,156 shares of our common stock which are presently outstanding and 15,218,428 shares of our common stock issuable upon the possible exercise of warrants with exercise prices ranging from $0.07 to $0.50 per share.

We will not receive any proceeds from the sale of the shares by the selling security holders.  To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PGRD.”  On December 5, 2012 the last reported sale price of our common stock was $0.05 per share.

For a description of the plan of distribution of these shares, please see page 29 of this prospectus.
____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about the risks of investing in our common stock.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
____________________

The date of this prospectus is ______, 2013

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OTHER PERTINENT INFORMATION

Unless specifically set forth to the contrary, when used in this prospectus the terms “we,” “our,” “us,” and similar terms refers to Proguard Acquisition Corp., a Florida corporation, and our wholly-owned subsidiary Random Source, Inc., a Florida corporation, or “Random Source”, and Random Source’s wholly owned subsidiaries Lamfis, Inc., a Florida corporation doing business as Hinson Office Supply, or “Hinson Office Supply” and Superwarehouse Business Products, Inc., a Florida corporation, or “Superwarehouse.”  In addition, “2011” refers to the year ended December 31, 2011, “2010” refers to the year ended December 31, 2010 and “2012” refers to the year ending December 31, 2012.

The information which appears on our websites at www.randomsource.com, www.superwarehouse.com, www.superwarehousegov.com and www.hinsonofficesupply.com is not part of this prospectus.

PROSPECTUS SUMMARY

About Us

We are principally an on-line business to business retailer of brand name office products.  Our direct-to-customer business model is designed to offer our business, government and educational customers a broad selection of office supplies at lower prices and improved efficiencies when compared to their existing suppliers.  Our salespeople focus on personalized service and our growth strategy includes leveraging upon our existing customer relationships in order to grow internally by cross marketing our existing products across our customer base, and expanding our product offerings to include higher-margin services that produce a products that customers will order on a repetitive basis as opposed to a one time sale.

Our principal executive offices are located at 3400 SW 26 Terrace, Suite A-8, Fort Lauderdale, FL  33312
and our telephone number is (866) 780-6789.  Our fiscal year end is December 31.

SUMMARY OF THE OFFERING

This prospectus covers the resale of a total of 81,858,584 shares of our common stock by the selling security holders, including 66,640,156 shares of our common stock which are presently outstanding and 15,218,428 shares of our common stock issuable upon the possible exercise of warrants with exercise prices ranging from $0.07 to $0.50 per share.

We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive the exercise price of the warrants.  We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:

Outstanding Prior to this Offering:	127,368,088 shares of common stock on December 14, 2012.

Common Stock Reserved:
An aggregate of 15,398,428 shares of our common stock, including 180,000 shares of our common stock at exercise price of $0.10 per share outstanding options under our 2010 Equity Compensation Plan and common stock purchase warrants to purchase an additional 15,218,428 shares of our common stock at exercise prices ranging from $0.07 to $0.50 per share.  The resale of 15,218,428 shares issuable upon the exercise of the warrants are covered by this prospectus.

Common Stock Outstanding After this Offering:
142,586,516 shares of common stock, assuming the issuance of 15,218,428 shares of our common stock upon the exercise of common stock purchase warrants at exercise prices ranging from $0.07 to $0.50 per share, the resale of which is covered by this prospectus, but giving no effect to the possible issuance of shares upon the exercise of options under our 2010 Equity Compensation Plan.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary of our selected consolidated unaudited financial information for nine months ended September 30, 2012 and 2011 and selected consolidated audited financial information for 2011 and 2010 which has been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

Income Statement Data:

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
Net sales	$11,612,134	$3,088,121	$6,070,158	$1,486,638
Cost of sales	10,297,523	2,527,182	5,104,595	1,242,887
Gross profit	$1,314,611	$560,939	$965,563	$243,751
Gross profit margin	11.3%	18.2%	16.0%	16.4%
Total operating expenses	$1,604,626	$665,028	$1,383,783	$380,832
Total operating expenses as a percentage of net sales	13.8%	21.5%	22.8%	25.6%
Net loss	$(297,220)	$(104,507)	$(424,452)	$(136,812)

Balance Sheet Data:

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Working capital (deficit)	$(520,202)	$(379,436)	$(8,273)
Total current assets	$588,926	$736,434	$179,432
Total assets	$1,405,407	$1,679,156	$180,785
Total current liabilities	$1,109,128	$1,115,870	$187,705
Total liabilities	$1,306,925	$1,430,428	$187,705

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

Risks Related to our Business

WE HAVE A HISTORY OF LOSSES AND THERE ARE NO ASSURANCES THAT WE WILL REPORT PROFITABLE OPERATIONS IN FUTURE PERIODS.

We reported net losses of $297,220, $424,452 and $136,812 for the first nine months of 2012, and 2011 and 2010, respectively.  Although our net sales have increased significantly following our acquisitions of Hinson Office Supply and Superwarehouse, as a result of the different product mixes we now sell, our gross margins have declined.  In addition, while our operating expenses as a percentage of net sales have decreased, in actual dollars our operating expenses have increased as a result of the expansion of our company.  We also expect that our operating expenses will continue to increase during the balance of 2012 and beyond as a result of professional fees and other costs we will incur as a public company in additional to incremental increases associated with the operations of these acquired businesses.  While we expect that our net sales will continue to increase during the balance of 2012 as a result of the benefit of sales from Hinson Office Supply and Superwarehouse for the entire fiscal year, there are no assurances our revenues from these acquisitions will be at the same level or greater than the acquired company’s historic, pre-acquisition revenues or that we will be able to increase our margins in the near future.  As a result of the expected additional costs we will incur as a public company, and additional costs associated with pursuing acquisitions of additional companies, there are no assurances we will report profitable operations in future periods.

WE WILL INCUR INCREASED COSTS RELATED TO OUR PUBLIC COMPANY REPORTING OBLIGATIONS WHICH WILL INCREASE OUR OPERATING EXPENSES IN FUTURE PERIODS.

The legal, accounting and other expenses related to reporting obligations under federal securities laws we incur have increased significantly following the reverse merger with Random Source which closed in May 2012 as described later in this prospectus.  Additional SEC regulations have also substantially increased the accounting, legal, and other costs related to remaining an SEC reporting company.  These additional costs have and will continue to increase our operating expenses in future periods and will adversely impact our net income in future periods.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS.  IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO GROW OUR COMPANY COULD BE IN JEOPARDY.

Capital is needed for the effective expansion of our business.  Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses.  We believe our current working capital will be sufficient to fund our existing operating expenses for approximately the next 12 months, absent a significant growth in our operations.  However, in order to fully implement our growth strategy, we will need to raise additional capital. We do not have any firm commitments to provide any additional capital.  We anticipate that we will have certain difficulties raising capital and additional working capital may not be available to us upon terms acceptable to us, or at all.  If we are subsequently unable to raise additional funds as needed, our ability to grow our company could be in jeopardy.

THE ACQUISITION OF NEW BUSINESSES IS COSTLY AND THESE ACQUISITIONS MAY NOT ENHANCE OUR FINANCIAL CONDITION AND MAY BE DILUTIVE TO OUR SHAREHOLDERS.

A significant element of our growth strategy is to acquire companies which complement our business.  The process to undertake a potential acquisition can be time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.  Further, because of our current working capital limitations, it is possible that we may seek to issue shares of our common stock as partial or full consideration in a possible future acquisition.  As a result of the low trading price of our common stock, the issuance of shares of our common stock in an acquisition could create substantial dilution for our existing shareholders.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

We made two acquisitions in 2011 and expect to seek to make additional acquisitions in 2013.  We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects.  Our management faces significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth.  Successful integration of these acquisitions are subject to a number of challenges, including:

●	the diversion of management time and resources and the potential disruption of our ongoing business;
●	difficulties in maintaining uniform standards, controls, procedures and policies;
●	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staff as to the proper methods of collecting and recording financial data;
●	potential unknown liabilities associated with acquired businesses;
●	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
●	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.  In addition, there are no assurances that we will be able to identify and close any additional acquisitions.

IF WE ARE UNABLE TO ATTRACT AND RETAIN SUFFICIENT PERSONNEL, OUR ABILITY TO OPERATE AND GROW OUR COMPANY WILL BE IN JEOPARDY.

We believe that there is, and will continue to be, competition for qualified personnel in our industry, and there is no assurance that we will be able to attract or retain the personnel necessary for the management and development of our business. Turnover can also create distractions as we search for replacement personnel, which may result in significant recruiting, relocation, training and other costs, and can cause operational inefficiencies as replacement personnel become familiar with our business and operations. The inability to attract or retain employees currently or in the future may have a material adverse effect on our business, financial condition and results of operations.

OUR MANAGEMENT DOES NOT DEVOTE THEIR ENTIRE TIME AND ATTENTION TO OUR BUSINESS.

Messrs. Kriegstein and Merrick, our Chief Executive Officer and Chief Financial Officer, are directors and/or officers of Computer Nerds International, Inc., a web-based business offering computer hardware, software, electronics and related goods.  In addition to his commitments to Computer Nerds International, Inc., Mr. Merrick is also in private practice as an accountant.  While the product offerings of Computer Nerds International, Inc., a company co-founded by Mr. Kriegstein, do not directly compete with us and its offices are located in close proximity to ours which reduces the potential time they are not on site at our offices, the time spent on its business by these individuals, or on their other professional commitments, could detract from their efforts on our behalf.

TECHNOLOGICAL PROBLEMS MAY IMPACT OUR OPERATIONS AND ANY CAPACITY CONSTRAINTS OR SYSTEM DISRUPTIONS COULD HAVE A MATERIAL ADVERSE EFFECT.

We rely heavily on technology to sell and deliver our office products. Our ability to attract and retain customers, compete and operate effectively depends in part on a reliable and easy to use technology infrastructure. Any disruption to the Internet or our technology infrastructure, including those affecting our websites and computer systems, may cause a decline in our customer satisfaction, impact our sales volumes or result in increased costs. Although we continue to invest in our technology, if we are unable to continually add software and hardware, effectively manage and upgrade our systems and network infrastructure, and develop effective system availability, disaster recovery plans and protection solutions, our business may be adversely affected which could negatively impact our results of operations in future periods.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE ACTIONS OF AND RISKS ASSOCIATED WITH OUR THIRD-PARTY VENDORS.

The products we sell are sourced from third-party vendors. We derive benefits from vendor allowances and promotional incentives which may not be offered in the future. We also cannot control the supply, design, function or cost of many of the products that we offer for sale and are dependent on the availability and pricing of key products, including paper, ink, toner, technology and printing equipment. Disruptions in the availability of raw materials used in the production of these products may also adversely affect our sales and result in customer dissatisfaction.  In addition, merchandise quality issues could cause us to initiate voluntary or mandatory recalls for our proprietary branded products or other products we sell which may then damage our reputation. These and other issues affecting our vendors could adversely affect our business and financial performance.

OUR MANAGEMENT HAS NO EXPERIENCE IN OPERATING A PUBLIC COMPANY.

Our executive officers and directors had prior no experience in the management of a publicly traded company before the reverse merger with Random Source in May 2012.  Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws.  Their lack of experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage to us in that it is likely that an increasing amount of their time will be devoted to these activities which will result in less time being devoted to the management and growth of our company.

Risk related to our common stock

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt.  In addition, certain provisions of the Florida Business Corporations Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.  Further, our articles of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion.  Our board of directors may, without shareholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

THE TRADABILITY OF OUR COMMON STOCK IS LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH MAY CAUSE THE HOLDERS OF OUR COMMON STOCK DIFFICULTY SHOULD THEY WISH TO SELL THE SHARES.

Because the quoted price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.  SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS WILL BE DILUTIVE TO OUR EXISTING SHAREHOLDERS.

At December 14, 2012 we had 127,368,088 shares of our common stock issued and outstanding and the following securities which are convertible or exercisable into shares of our common stock were outstanding:

●	15,218,428 shares of our common stock issuable upon the exercise of common stock purchase warrants with exercise prices ranging from $0.07 to $0.50 per share; and
●	180,000 shares of our common stock issuable upon exercise of outstanding options with an exercise price of $0.10 per share.

The exercise of these warrants or options and the issuance of the additional shares will be dilutive to our shareholders and could adversely impact the market for our common stock.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEANS WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

At December 14, 2012 we have common stock warrants outstanding to purchase an aggregate of 821,428 shares of our common stock with an exercise price of $0.07 per share which are exercisable on a cashless basis.  This means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.  It is possible that the warrant holders will use the cashless exercise feature which will deprive us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON SHARES ARE “RESTRICTED SECURITIES” AND WE HAVE OUTSTANDING OPTIONS, WARRANTS TO PURCHASE APPROXIMATELY 11% OF OUR CURRENTLY OUTSTANDING COMMON STOCK.

At December 14, 2012 we had 127,368,088 shares of common stock outstanding together with outstanding options and warrants to purchase an aggregate of 15,398,428 shares of common stock at exercise prices of between $0.07 and $0.50 per share.  Approximately 98% our outstanding shares of common stock are "restricted securities" and we have included 66,640,156 of those shares, as well as 15,218,428 shares underlying outstanding warrants, in the registration statement of which this prospectus is a part.  Future sales of restricted common stock under Rule 144 or otherwise could negatively impact the market price of our common stock.  In addition, in the event of the exercise of the warrants and/or options, the number of our outstanding common stock will increase by approximately 11%, which will have a dilutive effect on our existing shareholders.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about our:

●	our ability to report profitable operations in future periods,
●	our ability to acquire additional companies and successfully integrate the acquired companies into our existing operational structure,
●	our ability to effectively compete,
●	possible need to raise additional capital,
●	the lack of experience of our management in operating a public company,
●	the lack of full time management and possible conflicts of interest with a related company, and
●	the lack of a liquid public market for our common stock.

You should read thoroughly this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this prospectus.  Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.  New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is quoted in the OTC Bulletin Board under the symbol “PGRD.”  The reported high and low last sale prices for the common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low

2010
First quarter ended March 31, 2010	$0.35	$0.14
Second quarter ended June 30, 2010	$0.175	$0.09
Third quarter ended September 30, 2010	$0.23	$0.07
Fourth quarter ended December 31, 2010	$0.41	$0.06

2011
First quarter ended March 31, 2011	$0.18	$0.05
Second quarter ended June 30, 2011	$0.20	$0.10
Third quarter ended September 30, 2011	$0.15	$0.08
Fourth quarter ended December 31, 2011	$0.08	$0.04

2012
First quarter ended March 31, 2012	$0.09	$0.07
Second quarter ended June 30, 2012 (1)	$0.14	$0.06
Third quarter ended September 30, 2012	$0.08	$0.07

(1)            We acquired Random Source in the reverse merger on May 7, 2012.

The last sale price of our common stock as reported on the OTC Bulletin Board on  December 5, 2012 was $0.05 per share.  As of December 14, 2012, there were approximately 82 record owners of our common stock.

Dividend policy

We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition, under Florida law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the year in which the dividend is declared and/or the preceding year. If, however, the capital of our company computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Future sales under Rule 144

At December 14, 2012 we had 125,768,088 outstanding shares of common stock which are “restricted securities” under Rule 144 of the Securities Act of 1933.  We have included 66,640,156 of these shares in the registration statement of which this prospectus is a part.  In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of the issuer and own shares that were purchased from us, or any affiliate, at least six months previously is generally entitled to sell within any three month period, a number of shares of common stock that does not exceed 1% of the then outstanding shares of common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about the issuer.

The ability of our shareholders to rely upon Rule 144, however, is limited by our former status as a shell company.  Prior to the reverse merger with Random Source in May 2012, we were considered a “shell company” under Federal securities laws.  As such, our shareholders are not able to rely on Rule 144 for the resale of shares of our common stock until a period of 12 months has lapsed from the date “Form 10 information” was filed by us with the SEC reflecting our exit from shell status.  This information was contained in a Current Report on Form 8-K filed on May 10, 2012.  If less than 12 months has elapsed since we ceased being a “shell company”, then only registered securities can be sold pursuant to Rule 144.  Lastly, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock.  We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by our shareholders will have on the market price of our common stock prevailing from time to time.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012.  The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

September 30, 2012
(unaudited)
Long term liabilities	$197,797
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares outstanding	0
Common stock, $0.001 par value, 500,000,000 shares authorized, 127,368,088 shares outstanding	127,368
Additional paid-in capital	1,239,656
Accumulated deficit	(1,268,542)
Total shareholders' equity	$98,482
Total capitalization	$296,279

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of common stock by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants, if exercised on a cash basis, will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised on a cash basis, if at all.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the three and nine months ended September 30, 2012 and 2011 and 2011 and 2010 and should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this prospectus.  Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are principally an on-line business to business (B2B) retailer of brand name office products. Our direct-to-customer business model is designed to offer our business, government and educational customers a broad selection of office supplies at lower prices and improved efficiencies when compared to their existing suppliers. Our salespeople focus on personalized service and our growth strategy includes leveraging upon our existing customer relationships in order to grow internally by cross marketing our existing products across our customer base.

Our acquisition strategy is also key to our growth. During 2011 we closed the acquisitions of Hinson Office Supply and the assets of SWH Enterprises, Inc. and Super Warehouse Gov, LLC, which are now part of Superwarehouse. As a result of these acquisitions, our offerings span several areas. Our original business, Random Source, targets small to medium-sized business in the 60-mile area surrounding our Fort Lauderdale, Florida offices. Hinson Office Supply concentrates on government and educational sales to customers in the same 60-mile area. Recently, our government sales team has begun to generate inquiries from agencies outside the current target radius. Superwarehouse is an open-platform web-based businesses which primarily sells toner.

We are engaged in a complete redesign of the back-end accounting and customer databases of Hinson Office Supply and Superwarehouse to mirror Random Sources’ which we expect to complete in the first quarter of 2013. Once the system integration is complete, it will permit us to complete an integration of the three businesses into one seamless organization permitting us to reduce redundant administrative and advertising costs. Our new open platform website which we also expect to launch in the first quarter of 2013 will also enable us to expand Superwarehouse’s product offerings to a full line of general business products, including office supplies, furniture, janitorial and break room products long with the toner products.

These acquisitions, together with our organic growth, helped us to increase our net sales from $3.1 million for the nine months ended September 30, 2011 to $11.6 million for nine months ended September 30, 2012.  Because we only reported revenues from these acquisitions for a portion of 2012, we expect our 2012 revenues to continue to increase substantially from 2011.

Subject to the availability of additional capital, we also expect to seek to acquire additional complimentary companies in our space. We believe that there are several potential acquisition targets in our market which would be synergistic and broaden our overall competiveness. However, as we do not have any agreements or understandings with any third parties regarding the terms and conditions of any future acquisitions, there are no assurances we will be successful in implementing this growth strategy.

Results of operations

Three and nine months ended September 30, 2012 as compared to the three and nine months ended September 30, 2011

Our net sales increased 173% in the third quarter of 2012 as compared to the third quarter of 2011, and 276% for the nine months ended September 30, 2012 as compared to the for months ended September 30, 2011. Our net sales include revenues from Hinson Office Supply beginning in March 2011 and revenues from Superwarehouse beginning in October 2011. Included in our net sales for the third quarter of 2012 and the nine months ended September 30, 2012 are revenues of approximately $510,000 and $1.7 million, respectively, attributable to Hinson Office Supply and revenues of $2.8 million and $8.6 million, respectively, attributable to Superwarehouse.

Our revenues attributable to Hinson Office Supply are trending down approximately 35% from its historic revenues pre-acquisition due to budgetary constraints of its customers as well as the changing of the way Broward County Schools handle its bid awards. The School Board of Broward County, FL has elected to “piggy back” a state contract for education purchasing using state funds only which will result in a decrease of revenue to Hinson Office Supply, however, all other local funds can be used at the discretion of the schools by approved Broward County vendors. In addition, because Hinson Office Supply is not contractually obligated to sell products at a specific cost, we are able to raise the gross profit on the existing business. Unlike mentioned in the second quarter of 2012, we do not expect our revenues attributable to Hinson Office Supply to increase during the remainder of 2012, however once we are able to expand Superwarehouse’s product offerings, we expect that our gross margins will increase in future periods.

The net sales in 2012 attributable to Superwarehouse on an annualized basis are significantly less than its historic results. Initially, this negative revenue trend was directly attributable to the decline in its client base prior to our acquisition of the company. While the sellers had been in business for approximately 15 years, in the period leading up to our acquisition of the assets in October 2011, the sellers had lost access to their credit facility and the resulting lack of working capital adversely impacted the sellers’ abilities to ship orders to customers. We have begun rebuilding these historic customer relationships and the attrition in customers leveled off during the second quarter of 2012.  However, the April 2012 change by Google in certain of its key algorithms has adversely impacted Superwarehouse’s search engine optimization ranking which in turn impacts revenues as Superwarehouse as it is a web-based business. In the first quarter of 2013, following the expected completion of the redesign of the backend accounting and customer databases which are necessary to enable us to adequately process order volume and the launch of our new website, we expect to begin actively marketing to Superwarehouse’s historic customer base, expand its product offerings and achieve a better search engine optimization ranking. We believe all of these steps will help us to return Superwarehouse’s revenues to those more closely the level of its historic revenues. While we expect that Superwarehouse will continue to positively impact our revenues in future periods, there are no assurances, however, that we will ever be able to return Superwarehouse revenues to the historic levels.

Our gross profit declined substantially in both the third quarter of 2012 and the nine months ended September 30, 2012 from the comparable periods in 2011. Our gross profit margin decreased to 11% of net sales in the third quarter of 2012 and the nine months then ended from 14% and 18%, respectively, from the comparable periods in 2011. The decline in our margins is attributable to the percentage of our total net sales which are attributable to Superwarehouse which historically have lower margins than revenues from our other sales.

Our total operating expenses increased 68% and 141% for the third quarter of 2012 and the nine months ended September 30, 2012, respectively, from the comparable periods in 2011. Marketing, selling and advertising expenses, which includes search engine optimization charges and costs associated with our website, increased 250% in the third quarter of 2012 and 462% for the nine months ended September 30, 2012 from the comparable periods in 2011. These increases are primarily attributable to marketing, selling and advertising expenses incurred by Superwarehouse which we did not have a comparable expense in the 2011 period. We expect that marketing, selling and advertising expenses to increase during the remainder of fiscal 2012.

Compensation expense increased 79% for the third quarter of 2012 and 158% for the nine months ended September 30, 2012 from the comparable periods in 2011 primarily as a result of additional personnel added following the acquisitions of Hinson Office Supply and Superwarehouse. We expect that compensation expense will remain constant during the balance of 2012.

Professional and consulting fees increased 7% in the third quarter of 2012 and 11% for the nine months ended September 30, 2012 from the comparable periods in 2011. The increases are attributable to costs associated with the reverse merger in May 2012 described elsewhere in this prospectus and increased legal and accounting expenses during the periods. We granted purchasers in various private offering registration rights and those shares are included in this prospectus. As a result, we expect an increase in our professional fees during the fourth quarter of 2012, although we are not able at this time to quantify the amount of this increase.

General and administrative expense increased 13% and 111% for the third quarter of 2012 and the nine months ended September 30, 2012, respectively, from the comparable periods in 2011. These increases were primarily as a result of our increased operations following the acquisitions of Hinson Office Supply and Superwarehouse. We expect that our operating expenses will continue to increase in 2012 from 2011 as we incur operating expenses related to Superwarehouse for the entire 12 month period.

2011

Our net sales increased 308% in 2011 from 2010, which includes revenues from Hinson Office Supply beginning in March 2011 and revenues from Superwarehouse beginning in October 2011.  Included in our net sales for 2011 are revenues of approximately $2.1 million attributable to Hinson Office Supply and revenues of approximately $2.2 million attributable to Superwarehouse.

Our gross profit remained constant at 16% in 2011 and 2010.  Our total operating expenses increased approximately 263% in 2011 from 2010 and includes increases in all areas of our operating expenses.  The principal increases in total operating expenses were increases in compensation expense, professional and consulting fees and general and administrative expenses.  Compensation expense increased 366% in 2011 from 2010 as a result of additional personnel added following the acquisitions of Hinson Office Supply and Superwarehouse. Professional and consulting fees increased 127% in 2011 from 2010.  This increase includes one-time expenses associated with the acquisitions closed in 2011 as well as additional accounting and related fees related to the audit of our financial statements.  In 2011 we also engaged a consultant to advise us in business development and related matters as well as an investment banking firm to assist us in raising capital and incurred one-time charges associated with those agreements.  General and administrative expense increased 276% in 2011 from 2010 primarily as a result of our increased operations following the acquisitions of Hinson Office Supply and Superwarehouse.

Liquidity and capital resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash. At September 30, 2012 we had a working capital deficit of $520,202 as compared to a working capital deficit of $379,436 at December 31, 2011. While our current liabilities remained relatively constant at September 30, 2012 from December 31, 2011, our current assets declined 20% which is primarily attributable to a decrease in cash and prepaid expenses and other current assets offset by an increase in accounts receivable.

Accounts receivable, net, increased 21% at September 30, 2012 compared to December 31, 2011 which is primarily attributable to our increased sales in 2012. Accounts payable and accrued liabilities decreased 15% at September 30, 2012 compared to December 31, 2011 which is attributable to other sources of financing such as the commercial loan agreement as discussed below. Accounts payable – related party reflects amounts due Computer Nerds International, Inc. for products we purchase from this affiliate. The increase of 9% at September 30, 2012 from December 31, 2011 is attributable to increased sales during 2012.

Loan payable at September 30, 2012 reflects amounts due under a commercial loan agreement. We used these funds for general working capital. Notes payable – short term reflects the current portion of amounts we owe under the purchase notes issued in the acquisition of Hinson Office Supply and in connection with the reverse merger. Due to related parties at December 31, 2011 represented amounts we had borrowed from executive officers and directors which were repaid in the first quarter of 2012.

We do not have any commitments for capital expenditures in 2012. Other than available access under a commercial bank lending arrangement, we do not have any external sources of liquidity and will need to raise additional working capital during 2013. This additional capital will be necessary to support the growth of our current operations as well as to provide additional capital for future acquisitions. In June 2012 we raised $50,000 in gross proceeds through the sale of our securities in a private placement and subsequent to June 30, 2012 we raised an additional $50,000 in gross proceeds in this offering. We are using the net proceeds for working capital. The amount raised in this offering was less than expected, and in an effort to increase our working capital, in September 2012 we increased our borrowing base under a loan agreement with a commercial bank to $200,000. While we expect that our ability to raise capital through the sale of our securities will be enhanced as our revenues continue to grow, there are no assurances we are correct and we are not a party to any binding agreements for additional capital. We expect that any market for our common stock will take time to develop as information regarding our company is more widely available. The lack of a liquid market will likely adversely impact our ability to raise additional capital. If we are not able to raise capital as needed, our ability to implement our growth plans will be in jeopardy.

Net cash used in operating activities for the nine months ended September 30, 2012 was $267,650 as compared to net cash provided by operating activities of $180,971 for the nine months ended September 30, 2011. In the 2012 period cash was used to fund a decrease in our working capital of approximately $141,000, our net loss of approximately $300,000 and add back of depreciation and amortization of approximately $260,000.  Net cash provided by operating activities in 2011 was $352,516 as compared to net cash used in operating activities of $85,068 in 2010.  In 2011 cash was provided as follows:

●	non-cash deprecation of $138,770, and
●	an increase in working capital of approximately $640,000, partially offset by a
●	a net loss of approximately $424,000.

In 2010 cash was used as follows:

●	non-cash expenses of $14,628, and
●	a decrease in working capital of approximately $13,000, together with
●	a net loss of approximately $137,000.

Net cash used in investing activities for the nine months ended September 30, 2012 was $70,360 as compared to $122,884 for the nine months ended September 30, 2011. In the 2012 period, cash used in investing activities included website development costs and in the 2011 period cash used in investing activities represented the Hinson Office Supply acquisition.  Net cash used in investing activities in 2011 was $872,273 as compared to $0 in 2010.  In 2011 cash used in investing activities included cash used in acquisitions and the purchase of assets associated with the Superwarehouse acquisitions.

Net cash provided by financing activities for the nine months ended September 30, 2012 was $144,572 as compared to $632,930 for the nine months ended September 30, 2011. In the 2012 period we raised cash from the sale of our common stock and the issuance of a note payable which was offset by payments of notes payable, including to related parties for working capital advances previously made to us, and the repurchase of stock in both the reverse merger which closed in May 2012 and from our prior investment banking firm. In the 2011 period we principally raised cash from the sale of our securities which was offset by the repayment of working capital advances from related parties.  Net cash provided by financing activities in 2011 was $755,515 as compared to $23,010 in 2010.  In 2011 we principally raised cash from the sale of our securities which was offset by the repayment of notes receivable.  In 2011 we principally raised cash from the sale of our securities and advances from related parties.

Critical accounting policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to the allowance for doubtful accounts and the valuation of warrants that are deemed to be not indexed to our common stock. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in Note 1 to our consolidated financial statements appearing elsewhere in this prospectus.

Recent accounting pronouncements

The recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Off balance sheet arrangements

As of the date of this prospectus, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Change of auditors

On October 18, 2012, we dismissed Sherb & Co., LLP as our independent registered public accounting firm and engaged D’Arelli Pruzansky, P.A. as our independent registered public accounting firm. Sherb & Co., LLP audited our financial statements for the periods ended December 31, 2011 and 2010.  The dismissal of Sherb & Co., LLP was approved by our board of directors on October 18, 2012. Sherb & Co., LLP did not resign or decline to stand for re-election.

Neither the report of Sherb & Co., LLP dated March 21, 2012 on our balance sheets as of December 31, 2011 and 2010 and the related statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2011 and 2010 nor the report of Sherb & Co., LLP dated March 21, 2011 on our balance sheets as of December 31, 2010 and 2009 and the related statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2010 and 2009 contained an adverse opinion or a disclaimer of opinion, nor were either such report qualified or modified as to uncertainty, audit scope, or accounting principles, except that both such reports raised substantial doubts on our ability to continue as a going concern.

During our two most recent fiscal years and the subsequent interim period preceding our decision to dismiss Sherb & Co., LLP we had no disagreements with the firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which disagreement if not resolved to the satisfaction of Sherb & Co., LLP would have caused it to make reference to the subject matter of the disagreement in connection with its report.

During our two most recent fiscal years and the subsequent interim period prior to retaining D’Arelli Pruzansky, P.A. (1) neither we nor anyone on our behalf consulted D’Arelli Pruzansky, P.A. regarding (a) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (b) any matter that was the subject of a disagreement or a reportable event as set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K, and (2) D’Arelli Pruzansky, P.A. did not provide us with a written report or oral advice that they concluded was an important factor considered by us in reaching a decision as to accounting, auditing or financial reporting issue.

OUR BUSINESS

We are principally an on-line business to business wholesaler of office products with a current product base concentrated in brand name office products.  Our direct-to-customer business model is designed to offer our business, government and educational customers a broad selection of office supplies at lower prices and improved efficiencies when compared to their existing suppliers.

We use our e-commerce websites and our catalog to showcase our wide selection of merchandise, including general office supplies, business machines and computers, office furniture and other business-related products.

We believe that our competitive advantage is our ability to compete favorably based upon both price and efficiency as a result of our direct-to-customer operating format.  We buy our inventory directly from wholesale distributors and, with the exception of some deliveries, drop ship that merchandise directly to customers.  As a result, we can compete effectively on price because we do not have costs of carrying inventory either in a warehouse or on a sales floor.  In addition to competitive pricing, our goal is to provide a total cost-effective platform to our customers.  Our sales and customer service representatives work to develop broad customer relationships on the basis of which we seek to provide ecommerce infrastructure, sophisticated ordering systems and comprehensive product utilization reports designed to improve efficiencies and reduce operating costs.

As a result of our 2011 acquisitions, we currently have two distinct customer bases to which we provide either ink and toner or general office supplies including paper, break room and janitorial supplies and furniture.  In an effort to provide a broader array of products and services to our clients in which we are seen as a one stop shop.  During the first or second quarter of 2013, we anticipate cross marketing our ink and toner products to our general office supply purchasers and vice versa.

Our customers traditionally purchase a number of products and services from a variety of vendors. In the second half of 2013 we anticipate expanding our offerings to include a variety of services such as automated electronic managed printing services, promotional printing and advertising services, and shredding services. We are, however, in the preliminary stages of planning the launch of these additional services and it is possible that we will choose not to proceed with one or more of them as we further develop our implementation plans.

Recent acquisitions and our acquisition strategy

A key component to our business strategy is growth through strategic acquisitions and we expect that our ability to grow our company will be accelerated by the acquisition of similar companies with positions in various geographic and product markets which we believe may be advantageous to us.  Our internal research has identified a number of small, regional companies, many with strong relationships and reputations but without the critical mass, resources or financial market expertise to maximize on their potential or create an exit strategy for their owners. In pursuing this strategy, in 2011 we made two acquisitions:

●           Hinson Office Supply.  On March 18, 2011, we acquired 100% of the stock of Lamfis, Inc. which does business as Hinson Office Supply, for a purchase price of $262,000.  Hinson Office Supply was a 20 year old supplier of office products and supplies in South Florida. For the past 18 years it has been the largest office products board-approved vendor to the School Board of Broward County, Florida, which is the sixth largest school system in the United States, as well as an approved vendor for the Palm Beach County, Florida school system.  As a board-approved vendor, individual schools are authorized by the School Board to purchase products from Hinson Office Supply.  In an effort to retain continuity with its customer base, for the near future we are operating Hinson Office Supply as it was operated prior to the transaction.  Over time, we expect to transition Hinson Office Supply’s corporate accounts to Random Source, while retaining the school system business at Hinson Office Supply. This customer base requires early morning deliveries to accommodate the uniqueness of the school operations and Hinson Office Supply has built internal operations which efficiently fulfill this requirement.

●           Superwarehouse.  On October 4, 2011 we acquired certain assets of both SWH Enterprises, Inc. and Superwarehouse Gov, LLC for an aggregate purchase price of $750,000.  These assets, which we refer to as the Superwarehouse Assets, included customer lists, vendor lists and vendor contracts, intellectual property rights, and all other assets of these two entities excluding accounts receivable.  Over the combined 20 years in business, both organizations focused on selling technology related products, with an emphasis on printers and toner, to both business customers and government agencies throughout the United States. As we did with Hinson Office Supply, we are initially operating the new businesses under our newly formed subsidiary Superwarehouse Business Products, Inc. separate from our other existing businesses.  At this time the Superwarehouse companies do not offer our general business products such as office supplies, janitorial supplies and or break room supplies, however, it is our intention to add these additional product lines to its offerings during the first or second quarter of 2013 in an effort to expand sales following the acquisitions.

We expect to complete the redesign of the backend accounting and customer databases of Hinson Office Supply and Superwarehouse to mirror Random Sources’ during 2013.  Thereafter, during 2013 we expect to complete an integration of the three businesses into one seamless organization permitting us to reduce redundant administrative and advertising costs.

It is our intent to continue to seek to acquire additional complimentary companies in our space.  We believe that there are several potential acquisition targets in our market which would be synergistic and broaden our overall competiveness.  However, as we do not have any agreements or understandings with any third parties regarding the terms and conditions of any future acquisitions, there are no assurances we will be successful in implementing this growth strategy.

Office products industry

The office products industry is comprised of three broad categories of merchandise: office supplies, office machines and computers, and office furniture.  The retail office products industry is highly fragmented typified by stores that do not stock a full range of office products and use a central warehouse facility.  Often these products are distributed through different and overlapping channels of distribution, including manufacturers, distributors, dealers, retailers and online catalog companies.  Retail sales of office products in the United States are often made primarily through chains operating retail stores and regional or national office product dealers, while dealers purchase a significant portion of their merchandise from national or regional office supply distributors who in turn purchase merchandise from manufacturers.  Dealers often employ a commissioned sales force that uses the distributor's catalog, showing products at retail list prices, for selection and price negotiate with the customer.

In the past few years, high-volume office products retailers have emerged in many geographic markets of the United States targeting smaller businesses that traditionally purchased from dealers by offering significantly lower prices resulting primarily from direct, high-volume purchasing from manufacturers and warehouse retailing, thereby avoiding the distributor's mark-up and eliminating the need for a commissioned sales force and a central distribution facility.  High-volume office products retailers typically offer substantial price savings to individuals and small businesses, which traditionally have had limited opportunities to buy at significant discounts off the retail list prices.  Despite the growth in high-volume office products retailers, larger customers have been, and continue to be, serviced primarily by full service contract stationers.  These stationers traditionally serve medium and large businesses through commissioned sales forces, purchased in large quantities primarily from manufacturers and offer competitive pricing and customized services to their customers.

Merchandising and product strategy

Our retail merchandising strategy offers a broad selection of approximately 36,000 items of brand-name office products at low prices.  Our website and catalog offer a comprehensive selection of paper and paper products, filing supplies, computer hardware and software, calculators, copiers, facsimile and other business machines, office furniture, engineering supplies and virtually every other type of office supplies.

We buy all of our merchandise directly from wholesale distributors.  Other than our recent change in paper products delivery following our acquisition of Hinson Office Supply, products are then delivered from the distributor directly to the customer.  Our program permits shipping directly to customers avoiding the costly and traditional cross-dock operations that typically use independent distributor’s facilities to receive bulk deliveries from vendors to sort and deliver merchandise to a company's stores and warehouses.  Because we ship the merchandise directly to the customer our company and customer both realize savings by eliminating multiple freight and handling charges and the need for a store or warehouse to receive and redistribute inventory.

Marketing and sales

Our marketing programs are designed to expand our customer base.  Our business strategy is to enhance the sales and profitability of our existing websites and expand our contract stationer business by acquiring and maintaining customers primarily through our direct sales force.

We provide three key services to our customers being Internet, telephone and facsimile ordering and delivery. Our customers nationwide can place orders through our website or telephone using toll-free telephone numbers through our order departments in south Florida.  Orders received by the order departments are transmitted electronically to manufacturers and distributors for delivery plus a delivery fee or free delivery with a minimum order size.  Orders are packaged, invoiced and shipped for next-day delivery direct from the distributor or manufacturer. Other services we provide that are designed to improve efficiencies and reduce costs include electronic re-ordering, stockless office procurement and comprehensive product utilization reports.

No single customer accounts for more than 10% of our sales. We have no material long-term contracts or commitments with the wholesale distributor or any customer.  We have not experienced any difficulty in obtaining desired quantities of merchandise for sale and do not foresee any such difficulty in the future.  Should the need arise, we do not expect any difficulties in obtaining alternative suppliers at competitive pricing.

We designed the system architecture for our Random Source website to be built with performance, security, reliability, and redundancy in mind.  It is currently hosted in one of the top co-locations in the world, Terramark™, which is also known as the NAP of the Americas, a Tier-IV, 750,000 square feet datacenter.  Once data enters our servers, it is met with top-of-the-line, load balanced, redundant firewalls that automatically block potentially bad packets from intruding the system. The system is backed with a PostgreSQL database, which is generally recognized as a powerful open source database.  Our data is also backed-up to separate servers to further prevent any data loss.  We are currently designing a system for our Superwarehouse website and expect that system, which will have a similar set up for security and will be at a co-location with backup and redundancy, to be complete during the first quarter of 2013.

Employees

At December 14, 2012 we had 18 full-time employees.  There are no collective bargaining agreements covering any of our employees.

Competition

We operate in a highly competitive environment. Several high-volume office supply chains operate in the United States.  Our competitors include Office Depot, Staples, Office Max as well as independent office supply companies and wholesale clubs, including Costco and BJ Wholesale, which carry office supplies.  We compete with these chains and wholesale club chains in substantially all of our current and prospective markets.  We believe we compete based on product price, selection, availability and service.  We believe that in the future we will face increased competition from these chains as our company and these chains expand their operations.  Most of the entities against which we compete, or may compete, are larger and have greater financial resources than our company.  No assurance can be given that increased competition will not have an adverse effect on our company.

Our offices

Our principal executive offices are located in approximately 7,000 square feet of office and warehouse space which we lease under an agreement expiring in July 2014.  Our annual rental for this facility ranges from $26,000 in the first year of the lease up to $28,000 in the final year of the term of the lease, plus a proportionate share of operating expenses of approximately $25,000 annually.

We lease approximately 1,750 square feet in San Diego, California under a lease expiring in September 2013.  Our annual rental for this facility, from which Superwarehouse is currently based, is approximately $11,600 plus a proportionate share of operating expenses.

Our history

We were formed under the laws of the State of Florida in June 2004.  In July 2004, we acquired 100% of the shares of Proguard Protection Services, Inc., a Colorado corporation, for $100 pursuant to an oral agreement.  Proguard Protection provided professional protection to clients through installation and monitoring of fire, intrusion and environmental security systems.

In October 4, 2006, we sold all of the issued and outstanding common stock of Proguard Protection Services, Inc. to Corrections Systems International, Inc., a privately held Florida corporation which was a related party, for $250,000 under the terms of a Common Stock Purchase and Sale Agreement.  Thereafter, we became a “shell company” as that term is defined under Federal securities laws.

On May 7, 2012, we acquired Random Source in a reverse merger pursuant to the terms and conditions of the agreement of merger and plan of reorganization dated April 27, 2012.  Upon closing of the transaction contemplated under the agreement, Random Source became a wholly-owned subsidiary of our company.  In the transaction, in exchange for all of the issued and outstanding capital stock of Random Source we issued the holders of those shares 127,989,517 shares of our common stock, which, after giving effect to the stock repurchase described below, represented approximately 97.2% of our outstanding common stock, giving no effect to the shares of our common stock underlying the Exchange Warrants.

At closing, we also issued the Random Source shareholders who were also warrant holders common stock purchase warrants to purchase 15,075,571 shares of our common stock exercise prices ranging from $0.07 to $0.50 per share which we refer to as the Exchange Warrants in exchange for identical warrants to purchase Random Source common stock which were held by the warrant holders immediately prior to closing.  The expiration date of each Exchange Warrant was identical to the Random Source warrant for which it was exchanged.

All of the Random Source shareholders and warrant holders were accredited investors and the transaction was accounted for as a reverse merger and recapitalization of Random Source whereby Random Source is considered the acquirer for accounting purposes.  As a result of the reverse merger, we are no longer considered a “shell company” and our business and operations are now those of Random Source.

On May 7, 2012 Random Source also entered into a stock repurchase agreement with the then majority shareholders of our company pursuant to which Random Source purchased 1,700,000 shares of our common stock, which we refer to as the Insiders’ Shares for $304,000.  The purchase price was paid by $250,000 at closing and delivery of a 90 day secured promissory note in the principal amount of $54,000.  At closing Random Source also prepaid interest under the note in the amount of $1,068.  In order to secure the timely payment of the note, at closing we issued 2,000,000 shares of our common stock to counsel for the sellers to be held by him in escrow pursuant to the terms of the escrow agreement between the parties.  In the event the note was not paid on or before the maturity date, the escrow shares were to be forfeited in full satisfaction of the purchase note.  Following the closing of the stock repurchase agreement, the Insiders’ Shares were cancelled and returned to the status of authorized but unissued shares of our common stock.  The purchase note was paid in full prior to the maturity date and the escrow shares have been returned to us by the escrow agent.  These shares have been cancelled and returned to the status of authorized but unissued shares of our common stock.

Random Source was incorporated under the laws of the State of Florida in September 2008.  In March 2011 Random Source purchased 100% of the outstanding common stock of Hinson Office Supply from its shareholders for aggregate consideration of $262,000.  It paid $100,000 of this amount at closing and issued the sellers three year promissory notes for the balance of $162,000.  The notes, which bear interest at the rate of 2% per annum, are unsecured and are payable monthly.

In October 2011 Random Source acquired the assets of SWH Enterprises, Inc. and Super Warehouse Gov, LLC from a secured creditor of these companies for an aggregate purchase price of $750,000.  It used working capital to fund this acquisition.

Legal proceedings

We are not a party to any pending or threatened litigation.

MANAGEMENT

The following table provides information on our executive officers and directors:

Name	Age	Positions
David A. Kriegstein	39	Chief Executive Officer, President and Director
Jason Merrick	41	Chief Financial Officer, Treasurer and Director
Dustin Liukkonen	28	Chief Technology Officer and Director
Robert Weitzner	38	Director

David A. Kriegstein.  Mr. Kriegstein has served an executive officer and a member of our board of director since May 2012.  He has been an executive officer and a member of Random Source’s board of directors since co-founding the company in September 2008. Mr. Kriegstein is primarily responsible for our day to day operations, including managing our sales staff and customer service team, as well as building relationships with new vendors to increase the product mix and variety for our customers.  Since co-founding the company in December 1997, Mr. Kriegstein has also served as Co-President of Computer Nerds International, Inc., a web-based business offering computer hardware, software, electronics and related goods. Mr. Kriegstein received a B.A. in Communications in 1996 from the University of South Florida.  Mr. Kriegstein devotes approximately 85% of his time and attention to our company.

Jason Merrick. Mr. Merrick has served an executive officer and a member of our board of directors since May 2012.  He has been an executive officer and a member of Random Source’s board of directors since co-founding our company in September 2008.  Mr. Merrick has also provided consulting services to Computer Nerds International, Inc., a web-based business offering computer hardware, software, electronics and related goods, since 2005.  He currently serves as its Chief Financial Officer.  In addition, since 2005 Mr. Merrick provided tax and accounting services to private clients. From March 1997 to October 2008 Mr. Merrick was Chief Financial Officer of Ruth Rales Jewish Family Service of South Palm Beach County, Incorporated, a Boca Raton based non-profit social service agency.  Prior to moving to Florida in 1997, Mr. Merrick worked as a staff accountant with public accounting firms in Canada.  Since 2008 Mr. Merrick has been an Adjunct Professor at Lynn University in Boca Raton, Florida where he teaches introductory accounting.  Mr. Merrick was admitted to the Board of Examiners of the University of Illinois as a Certified Public Accountant in July 1998.  He attended Concordia University where he received a BCom with an accounting major in 1993 and a Diploma in Accountancy in 1994.  Mr. Merrick, a Certified Public Accountant, devotes approximately 75% of his time and attention to our company.

Dustin Liukkonen.  Mr. Liukkonen has been an executive officer and a member of our board of directors since May 2012.  He has been an executive officer and a director of Random Source since co-founding the company in September 2008.  As our Chief Technology Officer, Mr. Liukkonen is responsible for our IT infrastructure. From February 2008 through mid-2010, Mr. Liukkonen also served as Lead Software Architect of Computer Nerds International, Inc., a web-based business offering computer hardware, software, electronics and related goods. From July 2005 until February 2008, Mr. Liukkonen was a senior web developer for Random Access, Inc., a Fort Lauderdale, Florida web development company.  Mr. Liukkonen received a B.S. in Computer Science with a mathematics minor from Barry University in 2005.  Mr. Liukkonen devotes 100% of his time and attention to our company.

Robert Weitzner.  Mr. Weitzner has served as a member of our board of directors since May 2012.  He has served as an executive officer and a member of Random Source’s board of directors since co-founding the company in September 2008.  Since March 2001, Mr. Weitzner has also served as Director of Loss Prevention of Computer Nerds International, Inc., a web-based business offering computer hardware, software, electronics and related goods. Mr. Weitzner founded Topical Fruit Shakes, a smoothie fruit shake stand in the Coral Square Mall in 1996 and he operated that company until he sold the business in 2000.  Mr. Weitzner received a B.S. in Business Administration with a major in finance in 1996 from the University of Florida.

There are no family relationships between any of the executive officers and directors.  Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

Director Qualifications, Committees of our board of directors and the Role of our Board in Risk Oversight

Director qualifications

Messrs. Kriegstein, Merrick, Weitzner and Liukkonen, the members of our board of directors, were appointed to our Board in May 2012 following the reverse merger with Random Source described elsewhere in this prospectus.  Given their respective roles in the founding and/or operations of Random Source, we believe they each remain a good fit for our current needs.  Mr. Kriegstein has significant operational experience in our industry and brings both a practical understanding of the industry and as well as hands-on experience in our business sector to our Board.  Mr. Merrick, a CPA, has significant experience in managing and overseeing the financial aspects of our business which provides an additional dimension to his role as a director.  Mr. Weitzner’ s operational understanding of our company provides our Board with a greater understanding of certain of the challenges we face in executing our growth strategy.  As primarily a web-based business, Mr. Liukkonen’ s background in information technology provide our Board with another dimension for assessing our operational and strategy needs.

Mr. Kriegstein serves as both our Chief Executive Officer and as one of the four members of our board of directors.  We do not have any independent directors.  The business and operations of our company are managed by our Board as a whole, including oversight of various risks, such as operational and liquidity risks that our company faces.  As our company grows, we expect to expand our board of directors to include independent directors.

Committees of our board of directors

We have not established any committees of comprised of members of our board of directors, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by board of directors as a whole.  Because none of our directors are considered independent, we believe that the establishment of these committees would be more form over substance.  We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed.  Our Board has not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our board of directors.  Given our relative size, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.  In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Mr. Merrick is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

●	understands generally accepted accounting principles and financial statements,
●	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
●	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
●	understands internal controls over financial reporting, and
●	understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Board oversight in risk management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including liquidity risk, operational risk, strategic risk and reputation risk.  Our Chief Executive Officer also serves as one of our directors and we do not have a lead director.  In the context of risk oversight, at the present stage of our operations we believe that our selection of one person to serve in both positions provides the Board with additional perspective which combines the operational experience of a member of management with the oversight focus of a member of the Board. The business and operations of our company are managed by our Board as a whole, including oversight of various risks that our company faces. Because the majority of our Board is comprised of members of our management, these individuals are responsible for both the day-to-day management of the risks we face as well as the responsibility for the oversight of risk management.

Code of Ethics and Business Conduct

We have adopted a Code of Business Conduct and Ethics, which applies to our board of directors, our executive officers and our employees, outlines the broad principles of ethical business conduct we adopted, covering subject areas such as:

●	compliance with applicable laws and regulations,
●	handling of books and records,
●	public disclosure reporting,
●	insider trading,
●	discrimination and harassment,
●	health and safety,
●	conflicts of interest,
●	competition and fair dealing, and
●	protection of company assets.

A copy of our Code of Business Conduct and Ethics is available without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to us at our principal offices at 3400 SW 26 Terrace, Suite A-8, Fort Lauderdale, FL  33312.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, our the members of the board of directors do not receive any compensation for their services as directors.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us, including Random Source, in the past two years for:

●	our principal executive officer or other individual serving in a similar capacity,
●
our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2011 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, and

●	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2011.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David A. Kriegstein, Chief Executive Officer (1)	2011	50,000	0	0	0	0	0	0	50,000
	2010	0	0	0	0	0	0	0	0

(1)            Mr. Kriegstein was appointed our Chief Executive Office in May 2012.  The compensation information for 2011 and 2010 reflects his compensation as Chief Executive Officer of Random Source.

Employment agreements

In April 2010 Random Source entered into one year employment agreements with each of Mr. Kriegstein and Mr. Merrick, which were amended in February 2012 to extend the term of these agreements to February 2015.  Pursuant to the terms of these employment agreements Random Source pays Messrs. Kriegstein and Merrick an annual salary of $50,000 and $48,000, respectively.  They are each to be entitled to bonuses at the discretion of the Random Source board of directors, as well as any benefits which Random Source may offer to its employees.  The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions. Each employee's employment may be terminated upon his death or disability, and with or without cause. In the event Random Source should terminate the employee’s employment upon his death or disability, the employee is entitled to his base salary for a period of the earlier of six months from the date of termination or the end of the term of the agreement. In the event Random Source should terminate the agreement for cause, as defined in the agreement, or if the employee should resign, he is entitled to payment of his base salary through the date of termination. At Random Source’s option it may terminate the employee’s employment without cause in which event he is entitled to payment of his base salary through the date of termination and for a period of the earlier of six months or the expiration date of the agreement.  These employment agreements remain in effect.  We expect that these employment agreements will be terminated and new employment agreements will be entered into between Messrs. Kriegstein and Merrick and our company in the future upon substantially similar terms and conditions.

Outstanding equity awards at fiscal year-end

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David A. Kriegstein	0	0	0	0	0	0	0	0	0

Limitation on liability

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations.  Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

●	violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,
●	deriving an improper personal benefit from a transaction,
●	voting for or assenting to an unlawful distribution, and
●	willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder.

The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time we enter into transactions with Computer Nerds International, Inc., related party, including:

●           we purchase inventories and products for sale from Computer Nerds International, Inc. which totaled approximately $2,113,000 in 2011 and $7,700,000 during the first nine months of 2012.  Accounts payable to Computer Nerds International, Inc. as of December 31, 2011 and September 30, 2012 was $300,939 and $328,488, respectively,

●           we sold various products to Computer Nerds International, Inc. which totaled approximately $500 in 2011, and $2,200 for the first nine months of 2012, and

●           on October 25, 2011, we entered into a Distribution Agreement with Computer Nerds International, Inc. whereby we appointed Computer Nerds International, Inc. as a non-exclusive distributor of our products for an initial term ending on December 31, 2012. The term automatically renews for a one year period on each subsequent anniversary date of the effective date and we can terminate this agreement at any time upon notice.  Pursuant to the agreement, Computer Nerds International, Inc. agrees to charge us its cost plus a 2% distributor fee. On July 30, 2012, we entered into an amended Distribution Agreement with Computer Nerds International, Inc. to extend the term of the agreement to March 31, 2013 and reduce the distributor fee to 1.5%. We paid approximately $38,000 to Computer Nerds International, Inc. during the year ended December 31, 2011 and approximately $142,000 during the first nine months of 2012.

From time to time our executive officers and directors provide funds to us for working capital, including:

●           at December 31, 2010, our executive officers and directors had advanced an aggregate of $30,210.  These advances were due on demand and bore interest at a rate of 6% per annum.  In October 2011, we paid the principal and interest due under this advance, and

●           in October 2011, we issued promissory notes to three of our executive officers and directors in an aggregate amount of $150,000. The notes were due in January 2012 and bore interest at a rate of 18% per annum. Accrued interest as of December 31, 2011, amounted to $6,505. Between January 2012 and February 2012, we satisfied these promissory notes.

Director independence

None of our directors is considered “independent” within the meaning of meaning of Rule 5605 of the NASDAQ Marketplace Rules.

PRINCIPAL SHAREHOLDERS

At December 14, 2012 we had 127,368,088 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of December 14, 2012 by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our directors;
●	each of our named executive officers; and
●	our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 3400 SW 26 Terrace, Suite A-8, Fort Lauderdale, FL  33312.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Amount and Nature of Beneficial Ownership
Name	# of Shares	% of Class
David A. Kriegstein	30,574,023	24.0%
Jason Merrick	8,735,435	6.9%
Robert Weitzner	13,103,153	10.3%
Dustin Liukkonen	4,367,718	3.4%
All officers and directors as a group (four persons)	56,780,329	44.6%
Jeremy L. Schneiderman (1)	15,287,012	12.0%
Seth Schneiderman and Terri Schneiderman, JT (2)	15,287,011	12.0%
Michelle Fischer (3)	13,207,640	10.4%
Falcon Partners BVBA (4)	10,000,000	7.4%

(1)           Mr. Schneiderman’s address is 3110 NE 210 Terrace, Aventura, FL  33180.

(2)           Mr. an Mrs. Schneiderman’s address is 2961 W. Vista Circle, Davie, FL  33328.

(3)           Ms. Fischer’s address is 2840 W. Vista Circle, Davie, FL  33328.

(4)           The number of shares owned includes 7,500,000 shares issuable upon the exercise of warrants with exercise prices ranging from $0.15 to $0.50 per share.  Falcon Partners BVBA’s address is Jan Welterslaan 13 2100 Deurne, Antwerp, Belgium.

Securities authorized for issuance under equity compensation plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our shareholders as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plans approved by our shareholders:	0	-	0
Plans not approved by shareholders:
Random Source 2010 Equity Compensation Plan	180,000	$0.10	6,200,000

2010 Equity Compensation Plan

In April 2010, Random Sources’ board of directors and shareholders authorized the 2010 Equity Compensation Plan, which we refer to as the 2010 Plan, initially covering 7,000,000 shares of common stock.  The purpose of the 2010 Plan is to enable us to offer to our employees, officers, directors and consultants, whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  The 2010 Plan is administered by our board of directors. Plan options may either be:

●	incentive stock options (ISOs),
●	non-qualified options (NSOs),
●	awards of our common stock, or
●	rights to make direct purchases of our common stock which may be subject to certain restrictions.

Any option granted under the 2010 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant.  The plan further provides that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000.  The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.  In the event of any stock split of our outstanding common stock, the board of directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

As part of the reverse merger with Random Source, options granted under this plan are exercisable into shares of our common stock.

DESCRIPTION OF SECURITIES

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.  At December 14, 2012 we had 127,368,088 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.  There is no right to cumulate votes in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred stock

The preferred stock is issuable in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Common stock purchase warrants

In May 2012 in connection with the closing of the reverse merger with Random Source, we issued the Random Source shareholders who were also warrant holders the Exchange Warrants to purchase 15,075,571 shares of our common stock exercise prices ranging from $0.07 to $0.50 per share in exchange for identical warrants to purchase Random Source common stock which were held by the warrant holders immediately prior to closing.  The expiration date of each Exchange Warrant is identical to the Random Source warrant for which it was exchanged. The exercise price of the Exchange Warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.  Exchange Warrants to purchase 678,571 shares of our common stock with an exercise price of $0.07 per share are exercisable on a cashless basis.  Exchange Warrants to purchase an additional 14,397,000 shares of our common stock with exercise prices ranging from $0.15 to $0.50 per share are callable by us, upon 30 days notice, at a call price of $0.001 per share if our stock is currently quoted for trading in the over the counter market, the closing price of our common stock equals or exceeds certain base thresholds for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying those Exchange Warrants.  This prospectus is a part of that registration statement.  This means that holders of these Exchange Warrants will have 30 days from the date the warrants are called to exercise the Exchange Warrants.  Any warrant which has been called but remains unexercised by the call date will automatically terminate and no longer entitle the holder to exercise such warrant or to receive any consideration therefore, other than the call price.

In July 2012, in connection with a private placement of our shares of common stock in which Mediterranean Securities Group, LLC, a broker-dealer and member of FINRA, acted as our placement agent we issued the firm and its designees five year warrants to purchase 142,857 shares of our common stock at an exercise price of $0.07 per share which are exercisable on a cashless basis as partial compensation for its services.

Transfer agent

The transfer agent and registrar for our common stock is Standard Registrar & Transfer Company Inc., 12528 South 1840 East, Draper, UT 84020.

SELLING SECURITY HOLDERS

At December 14, 2012 we had 127,368,088 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of up to 81,858,584 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which underlie outstanding warrants held by the selling security holders, including:

●	66,640,156 shares which are presently outstanding; and
●	15,218,428 shares issuable upon the possible exercise of warrants with an exercise price ranging from $0.07 to $0.50 per share.

The following table sets forth:

●	the name of each selling security holder,
●	the number of common shares owned, and
●	the number of common shares being registered for resale by the selling security holder.

Information on beneficial ownership of securities is based upon a record list of our shareholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.

Name of selling security holder	No. of shares beneficially owned	No. of shares being registered	No. of shares owned after the offering	% owned after the offering
Argus Group LLC (1)	718,851	718,851	0	0
Roxanne K. Beilly	55,990	55,990	0	0
Brainard Ventures LLC (2)	1,510,000	1,510,000	0	0
Ella Chesnutt	55,990	55,990	0	0
David Cohen (3)	60,000	60,000	0	0
Paul Cohn and Shelley Cohn, JT (4)	100,000	100,000	0	0
Emilio DiSanluciano (5)	400,000	400,000	0	0
Nancie Doherty (6)	160,000	160,000	0	0
Scott Dudak and Maria Dudak, TIE (7)	200,000	200,000	0	0
Falcon Partners BVBA (8)	10,000,000	10,000,000	0	0
Michelle Fischer	13,207,640	13,207,640	0	0
Edward Fischer	4,700,000	4,700,000	0	0
Andrew Garbarini and Kim Garbarini, JT (9)	275,000	275,000	0	0
Gordon Gold (5)	400,000	400,000	0	0
Grip’d LLC (10)	156,000	156,000	0	0
Joseph C. Henn (5)	400,000	400,000	0	0
Frank Jichetti (4)	100,000	100,000	0	0
Marcos Lapciuc and Tiffany Lapciuc, JT (11)	40,000	40,000	0	0
Deena L. Leest (12)	80,000	80,000	0	0
Jeff Levine (13)	1,000,000	1,000,000	0	0
Sharon Levine (13)	1,000,000	1,000,000	0	0
Jordan A. Linn (11)	40,000	40,000	0	0
Bryon Main (3)	60,000	60,000	0	0
Kyia McFadden (4)	100,000	100,000	0	0
Gail Merrick (14)	20,000	20,000	0	0
Howard Mofshin	1,010,000	1,010,000	0	0
Sydney Monda	5,000	5,000	0	0
Arthur Rabin (15)	4,000,000	4,000,000	0	0
Susan Schneider	50,990	50,990	0	0
Jeremy Schneiderman (22)	15,287,012	15,287,012	0	0
Seth Schneiderman and Terri Schneiderman, JT	15,287,011	15,287,011	0	0
Jared Schwab (16)	413,571	413,571	0	0
Andrew Smith, DC (7)	200,000	200,000	0	0
Brian Stone (11)	40,000	40,000	0	0
Herb Tabin	1,357,143	1,357,143	0	0
Madeline Tabin	1,000,000	1,000,000	0	0
Carol Tabin (12)	80,000	80,000	0	0
Steven I. Weinberger	55,990	55,990	0	0
John Weitzner (14)	20,000	20,000	0	0
Bernard Weitzner (14)	20,000	20,000	0	0
Kevin S. Wilde (17)	120,000	120,000	0	0
William Zeidel (18)	140,000	140,000	0	0
Norman Becker (19)	39,540	14,540	25,000	≤1%
Diane Martini	25,000	25,000	0	0
Trevor R. Ashmore	357,143	357,143	0	0
Sten Anders-Fellman	714,286	714,286	0	0
Gail L. Babitt and JJ Rorie, JTWROS	357,143	357,143	0	0
Edward Feighan	1,337,143	357,143	980,000	≤1%
Anthony Ivankovitch	4,285,714	4,285,714	0	0
Emmet Sullivan and Kathleen Sullivan, JTWROS	178,571	178,571	0	0
Mediterranean Securities Group, LLC (20)	158,287	158,287	0	0
Alan Jacobs (20)	114,285	114,285	0	0
Michael Jacobs (20)	114,285	114,285	0	0
Amy Keebler (20)	6,000	6,000	0	0
Donald E. Wray and Linda Wray, JTWROS	178,571	178,571	0	0
Elite Pacific Group Limited (21)	714,286	714,286	0	0
Philip G. Meng	178,571	178,571	0	0
Mark Dante	178,571	178,571	0	0
Total		81,858,584

(1)           Lauren Carajohn holds voting and dispositive control over securities held of record by Argus Group LLC.

(2)           Mr. Donald Brainard holds voting and dispositive control over securities held of record by Brainard Ventures LLC.

(3)           The number of shares owned and offering includes 45,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(4)           The number of shares owned and offering includes 75,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(5)           The number of shares owned and offering includes 300,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(6)           The number of shares owned and offering includes 120,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(7)           The number of shares owned and offering includes 150,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(8)           The number of shares owned and offering includes 7,500,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share. Gerda Van Hoeydonck holds voting and dispositive control over securities held of record by Falcon Partners BVBA.

(9)           The number of shares owned and offering includes 150,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share and 75,000 shares underlying warrants with an exercise price of $0.07 per share.

(10)          The number of shares owned and offering includes 117,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.  Mr. Craig Agranoff holds voting and dispositive control over securities held of record by Grip’d LLC.

(11)          The number of shares owned and offering includes 30,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(12)          The number of shares owned and offering includes 60,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(13)          The number of shares owned and offering includes 750,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(14)          The number of shares owned and offering includes 15,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(15)          The number of shares owned and offering includes 3,000,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(16)          The number of shares owned and offering includes 45,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share and 353,571 shares underlying warrants with an exercise price of $0.07 per share.

(17)          The number of shares owned and offering includes 90,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(18)          The number of shares owned and offering includes 105,000 shares underlying warrants with exercise prices ranging from $0.15 to $0.50 per share.

(19)          Mr. Becker served as an executive officer and director of our company from 2004 until May 2012.

(20)          The number of shares owned and offered includes shares underlying warrants with an exercise price of $0.07 per share.

(21)          Kwok-Wing Pang has voting and dispositive control over securities held of record by Elite Pacific Group Limited.

(22)          Mr. Schneiderman, a co-founder of Random Source, was an officer and director of Random Source from September 2008 until February 2012.

Certain of the selling security holders are broker-dealers or affiliates of broker-dealers, including:

•           Mediterranean Securities Group, LLC, a broker-dealer and member of FINRA, acted as placement agent for us in two private placements.  As partial compensation for these services in the ordinary course of its business as the placement agent we issued the firm, and its designees Mr. Alan Jacobs, Mr. Michael Jacobs, Mr. Jared Schwab, Mr. Andrew Garbarini and Ms. Amy Keebler, placement agent warrants.  The shares underlying these placement agent warrants are included in this prospectus.  A portion of these placement agent warrants were assigned to Messrs. Jacobs, Jacobs, Schwab and Garbarini and Ms. Keebler, employees of Mediterranean Securities Group, LLC, by the firm as compensation to them in the regular course of their employment with that firm.  At the time of the receipt of the warrants, neither Messrs. Jacobs, Jacobs, Schwab or Garbarini nor Ms. Keebler had any agreement or understanding, directly or indirectly, with any person to distribute those securities,

•           Mr. Garbarini and his wife also purchased securities from us for their own account in a private offering in which Mediterranean Securities Group LLC did not serve as placement agent and otherwise had no involvement.  At the time of this investment, neither Mr. nor Mrs. Garbarini had any agreement or understanding, directly or indirectly, with any person to distribute those securities, and

•           Mr. Emilio DiSanluciano purchased securities from us for his own account in a private offering.
Mr. DiSanluciano is an employee of Felix Investments LLC, a broker-dealer and member of FINRA.  We do not have any relationship with Felix Investments LLC.  At the time of this investment, Mr. DiSanluciano did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities.

Except as set forth above, none of the selling security holders are broker-dealers or affiliates of broker-dealers.  None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.  We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

At any time after May 10, 2013, the one year anniversary from the date we filed “Form 10” information with the SEC following the reverse merger with Random Source, the selling security holders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

Certain of the selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Because certain of selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person.  We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, including by compliance with Rule 172 under the Securities Act of 1933.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida  33431. Current and former affiliates of Pearlman Schneider LLP are the owners of 239,960 shares of our common stock which are included in this prospectus.

EXPERTS

Our consolidated balance sheets as of December 31, 2011 and 2010 and the related consolidated statement of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and 2010 included in this prospectus have been audited by Sherb & Co, LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

This registration statement on Form S-1, including exhibits, is available over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PROGUARD ACQUISITION CORP.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash	$84,419	$277,857
Accounts receivable - net	438,626	361,325
Inventory	10,285	9,020
Other receivables	16,000	12,444
Due from related party	-	2,691
Prepaid expenses and other current assets	39,596	73,097

Total current assets	588,926	736,434

Other assets:
Property and equipment, net	18,688	31,302
Website development cost	72,210	-
Intangible asset, net	613,931	861,747
Deposits	111,652	49,673
Total other assets	816,481	942,722

Total assets	$1,405,407	$1,679,156

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$414,676	$487,460
Accounts payable - related party	328,488	300,939
Loan payable	194,173	-
Notes payable - short term	55,681	55,681
Deferred discount - short term	100,000	100,000
Customer deposits	16,110	15,285
Due to related parties	-	156,505
Total current liabilities	1,109,128	1,115,870

LONG-TERM LIABILITIES:
Notes payable - long term	22,797	64,558
Deferred discount - long term	175,000	250,000
Total liabilities	1,306,925	1,430,428

Stockholders' equity:

Preferred stock, $0.001 par value, 10,000,000 shares authorized: no shares issued and outstanding	-	-

Common stock, $0.001 par value, 500,000,000 shares authorized: 127,368,088 shares and 117,003,803 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	127,368	117,004
Additional paid-in capital	1,239,656	1,103,046
Accumulated deficit	(1,268,542)	(971,322)
Subscription receivable	-	-
Total stockholders' equity	98,482	248,728

Total liabilities and stockholders' equity	$1,405,407	$1,679,156

See accompanying notes to unaudited consolidated financial statements.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE THREE MONTHS	FOR THE THREE MONTHS	FOR THE NINE MONTHS	FOR THE NINE MONTHS
	ENDED	ENDED	ENDED	ENDED
	SEPTEMBER 30, 2012	SEPTEMBER 30, 2011	SEPTEMBER 30, 2012	SEPTEMBER 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$3,683,904	$1,348,035	$11,612,134	$3,088,121

Cost of sales	3,287,868	1,163,879	10,297,523	2,527,182

Gross profit	396,036	184,156	1,314,611	560,939

Operating expenses:
Depreciation and amortization	86,277	22,904	259,279	52,444
Marketing, selling and advertising expenses	30,380	8,687	112,481	20,002
Compensation and related taxes	216,742	120,992	736,983	285,689
Professional and consulting fees	60,773	56,591	168,717	151,860
General and administrative	84,285	74,852	327,166	155,033
Total operating expenses	478,457	284,026	1,604,626	665,028

Loss from operations	(82,421)	(99,870)	(290,015)	(104,089)

Other expense
Gain on sale of assets	699	-	699	-
Interest expense	(2,037)	-	(7,904)	(418)
Total other expense	(1,338)	-	(7,205)	(418)

Loss before provision for income taxes	(83,759)	(99,870)	(297,220)	(104,507)

Provision for income taxes	-	-	-	-

Net loss	$(83,759)	$(99,870)	$(297,220)	$(104,507)

WEIGHTED AVERAGE COMMON SHARES
Basic and Diluted	127,982,996	117,003,803	125,085,972	111,459,436

NET LOSS PER COMMON SHARE:
OUTSTANDING - Basic and Diluted	(0.00)	(0.00)	(0.00)	(0.00)

See accompanying notes to unaudited consolidated financial statements.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE NINE MONTHS	FOR THE NINE MONTHS
	ENDED	ENDED
	SEPTEMBER 30, 2012	SEPTEMBER 30, 2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(297,220)	$(104,507)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	259,279	52,444
Gain on sale of assets	(699)	-

Changes in operating assets and liabilities
Accounts receivable	(77,301)	(238,896)
Inventory	(1,265)	(34,179)
Other receivables	(3,556)	(17,019)
Prepaid expenses and other current assets	34,501	(30,778)
Deposits	(61,979)	(4,500)
Accounts payable and accrued liabilities	(72,784)	187,586
Accounts payable - related party	27,549	(4,180)
Deferred discount - short term	-	100,000
Customer deposits	825	-
Deferred discount - long term	(75,000)	275,000
Net cash (used in) provided by operating activities	(267,650)	180,971

Cash flows from investing activities:
Website development costs	(72,210)	-
Proceeds from sale of assets	1,850	-
Cash used in acquisition of business	-	(122,884)
Purchase of property and equipment	-	-
Net cash used in investing activities	(70,360)	(122,884)

Cash flows from financing activities:
Payments on notes payable	(95,761)	(27,841)
Proceeds from related party advances, net of repayments on related party advances	(153,814)	(19,329)
Proceeds from loan payable, net of repayments on loan payable	194,173	-
Payment made in connection with stock repurchase agreement	(275,000)	-
Payments to repurchase common stock	(20,000)	-
Collection of subscription receivable	-	200
Issuance cost on sale of common stock	-	-
Proceeds from sale of common stock, net of issuance costs	494,974	679,900
Net cash provided by financing activities	144,572	632,930

Net (decrease) increase in cash	(193,438)	691,017

Cash at beginning of year	277,857	42,099

Cash at end of period	$84,419	$733,116

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$7,704	$2,128
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of notes payable in connection with the acquisition of business	$-	$162,000
Value of intangible assets upon acquisition of business	$-	$241,265
Purchase of property and equipment upon acquisition of business	$-	$17,671
Purchase of other current assets upon acquisition of business	$-	$3,064
Issuance of notes payable in connection with the stock repurchase agreement	$54,000	$-

See accompanying notes to unaudited consolidated financial statements.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Proguard Acquisition Corp. (the “Company”) was incorporated under the laws of the State of Florida in June 2004. The Company provided professional protection to clients through installation and monitoring of fire, intrusion and environmental security systems.

On May 7, 2012, the Company closed the reverse merger and related transactions contemplated by the Agreement of Merger and Plan of Reorganization dated April 27, 2012 (the “Merger Agreement”) with Random Source Inc. (“Random Source”), and Proguard Acquisition Subsidiary Corp., the Company’s newly-formed, wholly-owned Florida subsidiary (the “Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), the Acquisition Sub merged with and into Random Source, and Random Source, as the surviving corporation, became a wholly-owned subsidiary of the Company.  In the Merger, all of the issued and outstanding capital stock of Random Source was transferred to the Company in exchange for shares of common stock of the Company.  Such Merger caused Random Source to become a wholly-owned subsidiary of the Company.

Prior to the Merger, the Company was a shell company with no business operations.

The Merger was accounted for as a reverse merger and recapitalization.  Random Source was the acquirer for financial reporting purposes and the Company was the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Merger were those of Random Source and was recorded at the historical cost basis of Random Source, and the consolidated financial statements after completion of the Merger included the assets and liabilities of the Company and Random Source, historical operations of Random Source and operations of the Company from the closing date of the Merger.

Random Source was incorporated under the laws of the State of Florida in September 2008. The Company operates and sells office supplies such as high-quality, brand-name office products primarily to medium and large-sized businesses through its retail websites. The Company carries a wide selection of merchandise, including general office supplies, business machines and computers, office furniture, and other business-related products. Random Source has two subsidiaries, Lamfis, Inc. d/b/a Hinson Office Supply (“Hinson Office Supply”) and Superwarehouse Business Products, Inc. (“Superwarehouse”).

Basis of Presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).  The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation. All adjustments (consisting of normal recurring items) necessary to present fairly the Company's financial position as of September 30, 2012, and the results of operations and cash flows for the nine months ended September 30, 2012 have been included. The results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures used in the preparation of these consolidated financial statements have been derived from the audited financial statements of the Company for the year ended December 31, 2011, which are contained in the Form 8-K filed on May 10, 2012 and such consolidated balance sheet as of December 31, 2011 was derived from those financial statements.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, the allowance for bad debts, the useful life of property and equipment, and useful life of intangible assets.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FASB Accounting Standards Codification

The issuance by Financial Accounting Standards Board (“FASB”) of the Accounting Standards Codification  (“ASC”) on July 1, 2009 (effective for interim or annual reporting periods ending after September 15, 2009), changes the way that US GAAP is referenced.

Beginning on that date, ASC officially became the single source of authoritative nongovernmental US GAAP; however, SEC registrants must also consider rules, regulations, and interpretive guidance issued by the SEC or its staff. The change affects the way the Company refers to US GAAP in financial statements and in its accounting policies. All existing standards that were used to create ASC became superseded. Instead, references to standards consist solely of the number used in the ASC’s structural organization.

Fair Value of Financial Instruments

The Company adopted FASB ASC 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities;
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data; and
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the consolidated balance sheet for accounts receivable, other receivables, prepaid expenses, accounts payable, accrued liabilities, and customer deposits approximate their estimated fair market value based on the short-term maturity of these instruments.

In addition, FASB ASC 825-10-25 “Fair Value Option” was effective for January 1, 2008.  ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’ account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. In addition to the basic insurance deposit coverage, the FDIC is providing temporary unlimited coverage for non-interest bearing transaction accounts through December 31, 2012. At September 30, 2012, the Company has not reached bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segments

The Company’s activities are within the office products and office supplies retail industry, which is the single industry segment the Company operates. Each operating subsidiary represents an operating segment and these segments have been aggregated, as the operating units meet all of the aggregation criteria. The Company has aggregated its operating segments based on the aggregation criteria outlined in ASC 280-10, which states that two or more operating segments may be aggregated into a single operating segment if aggregation is consistent with the objective and basic principles of the Statement, if the segments have similar economic characteristics, similar product, similar production processes, similar customers and similar methods of distribution. Therefore, the Company has a single operating segment for financial reporting purposes.

Revenue Recognition

The Company follows the guidance of the FASB ASC 605-10-S99 “Revenue Recognition Overall – SEC Materials”. The Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. Revenues consist primarily of product sales.

Accounts Receivable

The Company has a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote.  As of September 30, 2012 and December 31, 2011, our allowance for doubtful accounts totaled $4,300 and $4,300, respectively. The Company did not consider it necessary to record any bad debt expense during the nine months ended September 30, 2012 and 2011.

Inventory

Inventory, consisting of finished goods related to the Company’s products are stated at the lower of cost or market utilizing the first-in, first-out method.

Concentrations of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. Most of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

As of September 30, 2012, 20 customers accounted for approximately 36% of total accounts receivable. As of December 31, 2011, 8 customers accounted for 15% of total accounts receivable. No single customer accounted for greater than 10% of sales of the Company for the nine months ended September 30, 2012 and 2011.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Prepaid expenses and other current assets

Prepaid expenses and other current assets of $39,596 and $73,097 at September 30, 2012 and December 31, 2011, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses include prepayments in cash for web marketing services, computer support services, consulting and business advisory services, rent, and prepaid insurance which are being amortized over the terms of their respective agreements.

Deposits

Deposits at September 30, 2012 and December 31, 2011 were $111,652 and $49,673, respectively, which consist of security deposits paid to third parties for office lease and credit card merchant holdbacks.

Customer Deposit

Customer deposits at September 30, 2012 and December 31, 2011 were $16,110 and $15,285, respectively, which consist of prepayments from third party customers to the Company and customer refunds. The Company will recognize the prepayments as revenue upon delivery of the products, in compliance with its revenue recognition policy.

Marketing, selling and advertising costs

Marketing, selling and advertising costs are expensed as incurred.  Such expenses for the nine months ended September 30, 2012 and 2011 totaled $112,481 and $20,002, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognization, classification and disclosure of these uncertain tax positions.

Basic and Diluted Net Loss per Share

Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share. Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.  The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. At September 30, 2012, the Company had 180,000 outstanding options and 15,218,429 outstanding warrants. At September 30, 2011, the Company had 180,000 outstanding options.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally two to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with ASC Topic 350–40 Internal Use Software. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred to develop internal–use computer software during the application development stage are capitalized. Training costs are not internal–use software development costs and, if incurred during this stage, are expensed as incurred. These capitalized costs will be amortized based on their estimated useful life over three years from the date of service. The Company expects to place the website into service in December 2012.  Payroll and other related costs directly related to the application development stage are capitalized. Ongoing updates to the website will be expensed as incurred. Website development costs as of September 30, 2012 amounted to $72,210.

Impairment of Long-lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to FASB ASC 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company did not consider it necessary to record any impairment charges during the nine months ended September 30, 2012 and 2011.

Goodwill and Other Intangible Assets

In accordance with ASC 350- 30-65 “Goodwill and Other Intangible Assets”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following:

1.	Significant underperformance relative to expected historical or projected future operating results;

2.	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

3.	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. The Company did not consider it necessary to record any impairment charge on its intangible assets during the nine months ended September 30, 2012 and 2011.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee Benefit Plan

The Company offers a SIMPLE IRA plan which was established in December 2009 for all eligible employees. Employees meeting certain eligibility requirements can participate in the plan.  Under the plan, the Company matches employee contributions to the plan up to 1% of the employee’s salary.  The Company made matching contributions of 1% totaling $952 and $1,667 during the nine months ended September 30, 2012 and 2011, respectively.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated life	September 30, 2012	December 31, 2011

Transportation equipment	2 years	14,137	17,671
Furniture and fixtures	7 years	4,617	4,617
Leasehold improvement	3 years	18,266	18,266
Less: Accumulated depreciation		(18,332)	(9,252)
		$18,688	$31,302

For the nine months ended September 30, 2012 and 2011, depreciation expense amounted to $11,463 and $5,530, respectively. In August 2012, the Company sold transportation equipment with a net book value worth $1,151 to a third party for a sales price of $1,850 realizing a gain on sale of assets of $699.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 3 – INTANGIBLE ASSETS

Intangible assets were acquired from the acquisition by the Company’s wholly owned subsidiary, Random Source, and its subsidiaries, Hinson Office Supply and Superwarehouse consisted of the following:

	September 30, 2012	December 31, 2011

Customer lists	$991,265	$991,265
Accumulated amortization	(377,334)	(129,518)
Intangible assets, net	$613,931	$861,747

Customer lists for Hinson Office Supply, are being amortized on a straight-line basis over the estimated useful life of three years. Customer lists for Superwarehouse are amortized over the estimated useful life of three years. The Company assesses fair market value for any impairment to the carrying values.  As of September 30, 2012 and December 31, 2011 management concluded that there was no impairment to the acquired assets.

The weighted average amortization period on total is approximately 2.50 years. Amortization expense for the nine months ended September 30, 2012 and 2011 was $247,816 and $46,914, respectively.

Future amortization of intangible assets, net is as follows:

2012	$247,817
2013	330,422
2014	35,692
Total	$613,931

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

	September 30, 2012	December 31, 2011

Accounts payable - trade	$573,279	$589,309
Credit card	12,215	17,457
Accrued expenses	13,465	78,453
Accrued payroll, vacation and payroll tax	104,780	63,724
Sales and business tax payable	39,425	39,456
Total	$743,164	$788,399

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 5 – LOAN PAYABLE

In December 2011, the Company entered into a Business Loan and Security Agreement (the “Agreement”) whereby the borrower agreed to lend the Company up to a total amount of $71,000 which will be used for business purposes only. The maturity date of such loan ends 365 days after the disbursement of the initial loan which occurred on January 3, 2012.  The loan included a repayment rate of 30% which shall be applied to the amount of the loan. Additionally, a non-refundable fee equal to 6% of the original principal balance (the “loan fee”) of the loan and shall be payable upon the earliest of (a) the date upon which the loan is repaid in full (b) maturity date or (c) upon occurrence of event of default as defined in the Agreement. The lender has the right to accelerate the repayment of and declare immediately due and payable portion of the outstanding loan as defined in the Agreement. Upon the maturity date, the outstanding balance shall be immediately due and payable in full. Thereafter, until the outstanding balance is paid in full, the repayment rate shall be increased to 100%. The borrower also has the right to increase the repayment rate, temporarily or permanently, after the occurrence and during the continuance of an event of default.  Pursuant to the Agreement, the Company has granted the borrower collateral and security interest in all of the assets and rights of the Company as defined in the Agreement, except as otherwise indicated.

In July 2012, the Company entered into an amended Business Loan and Security Agreement whereby the initial loan amount has been increased to $175,000. The maturity date of such loan ends 365 days after the disbursement of this initial loan. The loan includes a repayment rate of 100% which shall be applied to the amount of the loan. Additionally, a non-refundable fee equal to 0.45% of the loan amount shall be payable upon the earliest of (a) the business day immediately preceding the next disbursement date (b) the date upon which the loan is repaid in full (c) termination date or (d) upon occurrence of event of default as defined in the agreement. In September 2012, the maximum loan amount was increased to $200,000. All other terms and conditions of the original Agreement remain in full force and effect.

As of September 30, 2012 and December 31, 2011, loan payable including related fees and interest under this agreement amounted to $194,173 and $0, respectively.

NOTE 6 – NOTES PAYABLE

On March 9, 2011, the Company acquired 100% of the outstanding stock of Hinson Office Supply for $262,000. The stock purchase agreement calls for a $100,000 cash down payment with the balance of $162,000 payable in equal monthly installments of $4,640, fully amortized over thirty-six months with interest accruing at a rate of 2% per annum and matures on April 9, 2014.  Promissory notes were issued to the former shareholders of Hinson Office Supply. The agreement calls for the last installment payment to be waived should the Company make all payments in a timely fashion. As of September 30, 2012 and December 31, 2011, principal balance on these notes amounted to $78,478 and $120,239, respectively.

As of September 30, 2012 and December 31, 2011, accrued interest on these notes amounted to $0.

On May 7, 2012 Random Source entered into a Stock Repurchase Agreement (the “Stock Repurchase Agreement”) with the then majority shareholders of the Company pursuant to which Random Source purchased 1,700,000 shares of the Company’s common stock (the “Insiders’ Shares”) for $304,000.  The purchase price was paid by $250,000 at closing and delivery of a 90 day secured promissory note (the “Purchase Note”) in the principal amount of $54,000.  The Company shall pay the principal and interest on or before August 7, 2012 and bears interest at 8% per annum.  At closing Random Source also prepaid interest under the Purchase Note in the amount of $1,068.

In order to secure the timely payment of the Purchase Note, at closing the Company issued 2,000,000 shares of the Company’s common stock which such shares will be held in escrow pursuant to the terms of the Escrow Agreement between the parties.  In the event the Purchase Note is paid on or before the maturity date, the certificate representing the Escrow Shares will be returned to the Company for cancellation.  In the event, however, the Purchase Note is not paid on or before the maturity date, pursuant to the terms of the escrow agreement the Escrow Shares will be forfeited in full satisfaction of the Purchase Note.  Following the closing of the Stock Repurchase Agreement, the Insiders’ Shares were cancelled and returned to the status of authorized but unissued shares of the Company’s common stock.   In August 2012, the Company satisfied in full the 90 day Purchase Note in the principal amount of $54,000.  Following the payment of this obligation, the 2,000,000 shares of common stock which had been placed in escrow to secure the timely payment of the note were returned to the Company and have been cancelled and returned to the status of authorized but unissued shares. As of September 30, 2012, principal balance and accrued interest on this note amounted to $0.

NOTE 6 – NOTES PAYABLE (continued)

Notes payable – short and long term portion consisted of the following:

	September 30, 2012	December 31, 2011
Total notes payable	$78,478	$120,239
Less: current portion	55,681	55,681
Long term portion	$22,797	$64,558

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 500,000,000 shares of common stock, $.001 par value per share. As of September 30, 2012 and December 31, 2011, the Company had 127,368,088 shares and 117,003,803 shares outstanding, respectively. Holders are entitled to one vote for each share of common stock (or its equivalent).

On May 7, 2012, the Company closed the Merger Agreement with Random Source, and the Acquisition Sub (see Note 1). Upon closing of the transactions contemplated under the Merger, the Acquisition Sub merged with and into Random Source, and Random Source, as the surviving corporation, became a wholly-owned subsidiary of the Company.  In the Merger, in exchange for all of the issued and outstanding capital stock of Random Source, the Company issued the holders of those shares 127,989,517 shares of the Company’s common stock, which, after giving effect to the stock repurchase described below, represented approximately 97.2% of the outstanding common stock, giving no effect to the shares of the Company’s common stock underlying the Exchange Warrants.

At closing, the Company also issued the Random Source shareholders who were also warrant holders common stock purchase warrants to purchase 15,075,571 shares of the Company’s common stock exercise prices ranging from $0.07 to $0.50 per share (the “Exchange Warrants”) in exchange for identical warrants to purchase Random Source common stock which were held by the warrant holders immediately prior to closing.  The expiration date of each Exchange Warrant is identical to the Random Source warrant for which it was exchanged. The exercise price of the Exchange Warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.  Warrants to purchase 678,571 shares of the Company’s common stock with an exercise price of $0.07 per share are exercisable on a cashless basis.  Warrants to purchase an additional 14,397,000 shares of the Company’s common stock with exercise prices ranging from $0.15 to $0.50 per share are callable by us, upon 30 days notice, at a call price of $0.001 per share if the Company’s stock is currently quoted for trading in the over the counter market, the closing price of the Company’s common stock equals or exceeds certain base thresholds for five consecutive trading days and there is an effective registration statement covering the resale of the shares of common stock underlying those Exchange Warrants.  This means that holders of these Exchange Warrants will have 30 days from the date the warrants are called to exercise the Exchange Warrants.  Any warrant which has been called but remains unexercised by the call date will automatically terminate and no longer entitle the holder to exercise such warrant or to receive any consideration therefore, other than the call price.

Contemporaneously on the date of the Merger, on May 7, 2012 Random Source also entered into a Stock Repurchase Agreement (the “Stock Repurchase Agreement”) with the then majority shareholders of the Company pursuant to which Random Source purchased 1,700,000 shares of the Company’s common stock (the “Insiders’ Shares”) for $304,000.  The purchase price was paid by $250,000 at closing and delivery of a 90 day secured promissory note in the principal amount of $54,000.  Such 1,700,000 shares were cancelled on the date of the Merger. In order to secure the timely payment of the Purchase Note, at closing the Company issued 2,000,000 shares of the Company’s common stock which such shares will be held by in escrow pursuant to the terms of the Escrow Agreement between the parties. Following the payment of the Purchase Note, the 2,000,000 shares of common stock which had been placed in escrow to secure the timely payment of the note were returned to the Company and have been cancelled and returned to the status of authorized but unissued shares  (see Note 6).

NOTE 7 – STOCKHOLDERS’ EQUITY (continued)

In January 2012, the Company had issued 4,200,000 shares of common stock in connection with a 3 year consulting and advisory agreement (see Note 9). The Company had valued these common shares at the fair market value on the date of grant at $0.07 or $294,000 which shall be amortized pursuant to the terms of the consulting agreement. The Company had recognized stock-based consulting expense of $24,500 in January 2012. The consultant did not achieve its minimum financing requirement thereby the Company terminated such agreement and re-purchased the 4,200,000 shares of common stock for $20,000 pursuant to such agreement. As a result, the Company cancelled these 4,200,000 shares and the Company reduced stock-based consulting expense by $24,500. The amendment and termination agreement where administratively issued in July 2012.

Between April 30, 2012 and May 4, 2012 the Company sold in aggregate 6,785,714 shares of the Company’s common stock at $0.07 per share in a private placement which resulted in gross proceeds to us of $475,000.  The Company paid private placement commissions or finder’s fees in cash for $56,750 (net of $12,500 of creditable retainer fee – see Note 9) and a five year 678,571 warrants to purchase the Company’s common stock in connection with this transaction. The Company also paid related private placement fees of $3,250. The Company used the net proceeds to pay off a $25,000 loan to a related party (see Note 8) and as payment of a purchase price in connection with a Stock Repurchase Agreement on May 7, 2011.

Between June 29, 2012 and July 30, 2012, the Company sold in aggregate 1,428,571 shares of the Company’s common stock at $0.07 per share in a private placement which resulted in gross proceeds to us of $100,000.  The Company paid the placement agent a commission in cash $10,000 and a non-accountable expense allowance of $2,000 in connection with this transaction. The Company also paid related private placement fees of $8,026, including escrow agent and legal fees.  As additional compensation, the Company issued the placement agent placement agent warrants to purchase 142,858 shares of common stock with an exercise price of $0.07 per share in connection with this transaction. Such warrants expire five years from the date of issuance.

In August 2012, the Company cancelled 500,000 shares of the Company’s common stock. In connection with the return of the 500,000 shares, the Company valued these cancelled common shares at par value against additional paid in capital.

Common Stock Options

Information related to options granted under the 2010 Equity Compensation Plan and activity for the period then ended is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2011	180,000	$0.10	3.42
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Cancelled	-	-	-
Balance outstanding at September 30, 2012	180,000	$0.10	2.92

Options exercisable at end of year	-	$-
Options expected to vest	180,000
Weighted average fair value of options granted during the period		$-

Stock options outstanding at September 30, 2012 as disclosed in the above table have no intrinsic value at the end of the period.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 7 – STOCKHOLDERS’ EQUITY (continued)

Common Stock Warrants

A summary of the status of the Company's outstanding stock warrants and changes during the period then ended is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2011	14,397,000	$0.30	2.25
Granted	821,429	0.07	5.00
Cancelled	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Balance at September 30, 2012	15,218,429	$0.29	1.70

Warrants exercisable at September 30, 2012	15,218,429	$0.29	1.70
Weighted average fair value of warrants granted during the period		$0.07

NOTE 8 – RELATED PARTY TRANSACTIONS

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

From time to time the Company also enters into transactions with Computer Nerds International, Inc. (“Computer Nerds”), a company owned by certain of the Company’s Officers, including:

●
The Company purchased inventories and products for sale from Computer Nerds totaling approximately $7,700,000 and $86,000 during the nine months ended September 30, 2012 and 2011, respectively. The Company’s sales to Computer Nerds totaling approximately $2,200 and $0 during the nine months ended September 30, 2012 and 2011, respectively. Accounts payable to Computer Nerds as of September 30, 2012 and December 31, 2011, was $328,488 and $300,939, respectively, and were reflected as accounts payable – related party in the accompanying consolidated balance sheets.

Additionally, on October 25, 2011, the Company, through its subsidiary, Superwarehouse, entered into a Distribution Agreement (the “Computer Nerds Agreement”) with Computer Nerds whereby the Company appoints Computer Nerds as its non-exclusive distributor of the Company’s products in order to market, promote, distribute, and sell the product to its customers, directly or indirectly and shall include all products, territories, geographies, customers and markets without restriction. The initial term of the Computer Nerds Agreement began on October 25, 2011 and shall end on December 31, 2012. The term shall automatically renew for a one year period on each subsequent anniversary date of the effective date.  The Company may give written notice of its intent to terminate this agreement at anytime. Pursuant to the Computer Nerds Agreement, Computer Nerds agrees to charge the Company its cost plus 2% distributor fee.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 8 – RELATED PARTY TRANSACTIONS (continued)

On July 30, 2012, the Company, through its subsidiary, Superwarehouse, entered into an Amended Distribution Agreement (the “Amended Agreement”) with Computer Nerds whereby the Company extended the term up to March 31, 2013. Pursuant to the Amended Agreement, effective August 1, 2012, the distributor fee will be lowered to 1.5% from 2%. All other terms and conditions of the original agreement remain in full force and effect. The Company paid approximately $142,000 of the distributor fee during the nine months ended September 30, 2012.

In October 2011, the Company issued promissory notes to three officers of the Company in an aggregate amount of $150,000. The notes were due in January 2012 and bore interest at a rate of 18% per annum. Accrued interest as of December 31, 2011, amounted to $6,505. Between January 2012 and February 2012, the Company paid off the principal and accrued interest from such promissory notes.

On February 15, 2012, the Company issued a promissory note to a related party, who is a shareholder of the Company, for $25,000. The note bears an annual interest rate of 6% per annum. The principal amount together with accrued interest will be due on the closing date of the Company’s financing pursuant to its February 2012 Private Placement Memorandum. On April 30, 2012, the Company paid off the principal and accrued interest from such promissory note.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Consulting Contracts

In December 2011, the Company entered into a 6 month investment banking and financial advisor agreement with a broker-dealer who is a member of FINRA pursuant to which it agreed to act as an exclusive investment banking consultant (the “Consultant”) for the Company. The Company shall pay the Consultant 10% of gross proceeds raised from a private placement financings and warrants to purchase shares of the Company’s common stock equal to 10% of the number of shares sold from such private placement financings. The Company shall pay a $25,000 retainer fee for its services whereby $12,500 of the retainer fee shall be creditable against cash commissions payable to such Consultant. Between December 2011 and February 2012, the Company paid the $25,000 retainer.

Additionally, in December 2011, the Company had entered into a consulting and advisory agreement with the same Consultant (see above) which term is from the date of this agreement through the 3 year anniversary of the final closing of the financing of the Company’s convertible promissory note as defined in the agreement. The Company shall pay $5,000 commencing on the month following the initial closing of the financing. In January 2012, the Company had issued 4,200,000 shares of the Company’s common stock pursuant to the terms of the consulting agreement (see Note 7). The 4,200,000 shares were subject to a re-purchase in the event that there has been no closing of the financing after 1 year pursuant to this agreement. The Consultant did not achieve its minimum financing requirement thereby the Company terminated such agreement and the Company re-purchased the 4,200,000 shares of common stock for $20,000 pursuant to such agreement. As a result, the Company cancelled these 4,200,000 shares. The amendment and termination agreement where administratively issued in July 2012. In July 2012, the Company entered into a 3 year non-exclusive investment banking and financial advisor agreement with the same Consultant pursuant to which it agreed to act as an investment banking and financial advisor consultant for the Company. The Company shall pay the Consultant 10% of gross proceeds raised from the closing of financings and five year warrants to purchase shares of the Company’s common stock equal to 10% of the number of shares sold from such financings. The Company shall reimburse such Consultant its actual and pre-approved out of pocket expenses. Additionally, in July 2012, the Company entered into a subscription agreement with an affiliate of the Consultant whereby the Company sold 1,000,000 shares of the Company’s common stock for $1,000.

PROGUARD ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 9 – COMMITMENTS AND CONTINGENCIES (continued)

In July 2011, the Company entered into a 4 year Rebate Agreement (the “Rebate Agreement”) with a distributor. The Company received a one-time advance rebate allowance of $375,000 and marketing allowance of $25,000 whereby the Company will purchase at least 90% of the Company’s monthly purchase requirements of products for sale from such distributor. Pursuant to the Rebate Agreement, the Company is eligible to receive volume cash discount, volume flat rebates, marketing rebate and annual growth rebates as defined in the Rebate Agreement. The allowance is subject to a repayment claw back provision upon the occurrence of either (i) the acquisition of the Company by a third party including the sale of all or substantially all of the Company’s equity or assets, a merger, or transaction resulting in a change of control or (ii) the Company does not honor its purchase commitments for 2 or 3 consecutive months in a 12 month period. If a repayment claw back occurs, the Company shall pay back the unearned portion of any discounts, rebates and allowances paid by the distributor. The Company recorded the advance rebate and marketing allowance as deferred discount as reflected in the accompanying consolidated balance sheets. The Company amortizes the advance rebate to cost of sales and amortizes the advance marketing allowance to expense over the term of the Rebate Agreement. Deferred discount- short term at September 30, 2012 and December 31, 2011 was $100,000 and will be amortized within a year. Deferred discount- long term at September 30, 2012 and December 31, 2011 was $175,000 and $250,000, respectively, and will be amortized over the remaining term of the agreement beyond one year period.

Operating Lease

A lease agreement was signed for office and warehousing space located in Broward County, Florida with an initial term commencing on June 1, 2011 and expiring on July 31, 2014. Such office space consists of approximately 6,962 square feet and serves as the corporate headquarters of the Company and its subsidiary, Hinson Office Supply. There are no minimum, contingent or sublease arrangements in the lease.  Future minimum rental payments required under this operating lease are as follows:

●	Period ending December 31, 2012	$13,141

●	Period ending December 31, 2013	$53,027

●	Thereafter	$31,311

Included in the lease is a $10,345 credit against rent due for work performed by the Company for leasehold improvements to office and warehousing space.  This is not reflected in the numbers above.

In September 2012, the Company entered into a lease agreement for an office and warehousing space located in San Diego, California for a period of 12 months which will serve as the headquarters of the Company’s subsidiary, Superwarehouse. The term shall commence on October 1, 2012 and ends on September 30, 2013. The monthly base rent shall be $963. Future minimum rental payments required under this operating lease are as follows:

●	Period ending December 31, 2012	$2,889

●	Period ending December 31, 2013	$8,667

Rent expense was $73,266 and $24,633 for the nine months ended September 30, 2012 and 2011, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Random Source, Inc.

We have audited the accompanying consolidated balance sheets of Random Source, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2011 and 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Random Source, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/	Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
April 16, 2012

RANDOM SOURCE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010

ASSETS

Current assets:
Cash	$277,857	$42,099
Accounts receivable - net	361,325	124,397
Inventory	9,020	-
Other receivables	12,444	-
Due from related party	2,691	-
Prepaid expenses and other current assets	73,097	12,936

Total current assets	736,434	179,432

Other assets:
Property and equipment, net	31,302	643
Intangible asset, net	861,747	-
Deposits	49,673	710
Total other assets	942,722	1,353

Total assets	$1,679,156	$180,785

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities	$487,460	$144,196
Accounts payable - related party	300,939	4,180
Notes payable - short term	55,681	-
Deferred discount - short term	100,000	-
Customer deposits	15,285	-
Due to related parties	156,505	39,329
Total current liabilities	1,115,870	187,705

LONG-TERM LIABILITIES:
Notes payable - long term	64,558	-
Deferred discount - long term	250,000	-
Total liabilities	1,430,428	187,705

Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares
authorized: no shares issued and outstanding	-	-
Common stock, $0.001 par value, 500,000,000 shares
authorized: 117,003,803 shares and 100,200,000 shares
issued and outstanding at December 31, 2011 and 2010, respectively	117,004	100,200
Additional paid-in capital	1,103,046	439,950
Accumulated deficit	(971,322)	(546,870)
Subscription receivable	-	(200)
Total stockholders' equity (deficit)	248,728	(6,920)

Total liabilities and stockholders' equity (deficit)	$1,679,156	$180,785

See accompanying notes to consolidated financial statements.

RANDOM SOURCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEAR	FOR THE YEAR
	ENDED	ENDED
	DECEMBER 31, 2011	DECEMBER 31, 2010

Net sales	$6,070,158	$1,486,638

Cost of sales	5,104,595	1,242,887

Gross profit	965,563	243,751

Operating expenses:
Depreciation and amortization	138,803	13,979
Marketing, selling and advertising expenses	56,909	16,208
Compensation and related taxes	567,088	121,753
Professional and consulting fees	365,301	160,821
General and administrative	255,682	68,071
Total operating expenses	1,383,783	380,832

Loss from operations	(418,220)	(137,081)

Other expense
Other expense	-	-
Interest expense	(6,922)	-
Interest income	690	269
Total other expense	(6,232)	269

Loss before provision for income taxes	(424,452)	(136,812)

Provision for income taxes	-	-

Net loss	$(424,452)	$(136,812)

WEIGHTED AVERAGE COMMON SHARES
Basic and Diluted	112,855,550	97,635,068

NET LOSS PER COMMON SHARE:
OUTSTANDING - Basic and Diluted	(0.00)	(0.00)

See accompanying notes to consolidated financial statements.

RANDOM SOURCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2011 AND 2010

								Total
	Preferred Stock		Common Stock		Additional			Stockholders'
	$0.001 Par Value		$0.001 Par Value		Paid-in	Accumulated	Subscription	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	receivable	(Deficit)

Balance at December 31, 2009	-	$-	94,000,000	$94,000	$426,000	$(410,058)	$(2,000)	$107,942

Sale of common stock	-	-	6,000,000	6,000	13,500	-	-	19,500

Common stock issued for services	-	-	200,000	200	450	-	-	650

Collection of subscription receivable	-	-	-	-	-	-	1,800	1,800

Net loss for the year ended December 31, 2010	-	-	-	-	-	(136,812)	-	(136,812)

Balance at December 31, 2010	-	-	100,200,000	100,200	439,950	(546,870)	(200)	(6,920)

Sale of common stock	-	-	16,803,803	16,804	663,096	-	-	679,900

Collection of subscription receivable	-	-	-	-	-	-	200	200

Net loss for the year ended December 31, 2011	-	-	-	-	-	(424,452)	-	(424,452)

Balance at December 31, 2011	-	$-	117,003,803	$117,004	$1,103,046	$(971,322)	$-	$248,728

See accompanying notes to consolidated financial statements.

RANDOM SOURCE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE YEAR	FOR THE YEAR
	ENDED	ENDED
	DECEMBER 31, 2011	DECEMBER 31, 2010

Cash flows from operating activities:
Net loss	$(424,452)	$(136,812)
Adjustments to reconcile net loss to net provided by (cash used) in operating activities:
Common stock issued for services	-	650
Depreciation and amortization	138,770	13,979

Changes in operating assets and liabilities
Accounts receivable	(236,928)	(8,591)
Inventory	(9,020)	-
Other receivables	(12,444)	-
Due from related party	(2,691)	-
Prepaid expenses and other current assets	(57,097)	(7,303)
Deposits	(48,963)	-
Accounts payable and accrued liabilities	343,297	53,009
Accounts payable - related party	296,759	-
Deferred discount - short term	100,000	-
Customer deposits	15,285	-
Deferred discount - long term	250,000	-
Net cash provided by (used in) operating activities	352,516	(85,068)

Cash flows from investing activities:
Cash used in acquisition of business	(850,000)	-
Purchase of property and equipment	(22,273)	-
Net cash provided by (used in) investing activities	(872,273)	-

Cash flows from financing activities:
Payments on notes payable	(41,761)	-
Proceeds from related party advances, net of
repayments on related party advances	117,176	1,710
Collection of subscription receivable	200	1,800
Proceeds from sale of common stock	679,900	19,500
Net cash provided by financing activities	755,515	23,010

Net increase in cash	235,758	(62,058)

Cash at beginning of year	42,099	104,157

Cash at end of year	$277,857	$42,099

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$2,128	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of notes payable in connection with the acquisition of business	$162,000	$-
Value of intangible assets upon acquisition of business	$991,265	$-
Purchase of property and equipment upon acquisition of business	$17,671	$-
Purchase of other current assets upon acquisition of business	$3,064	$-

See accompanying notes to consolidated financial statements.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Random Source Inc. (the “Company”) was incorporated under the laws of the State of Florida in September 2008. The Company operates and sells office supplies such as high-quality, brand-name office products primarily to medium and large-sized businesses through its retail websites. The Company carries a wide selection of merchandise, including general office supplies, business machines and computers, office furniture, and other business-related products.

On March 9, 2011, the Company acquired 100% of the outstanding stock of Lamfis, Inc. (“Lamfis”) which does business as Hinson Office Supply for $262,000. Lamfis was incorporated under the laws of the State of Florida in May 1991. Lamfis operates as a company that sells through our retail websites, office supplies and office products primarily to school districts and government agencies located in the State of Florida primarily in Broward and Miami-Dade counties.

A newly-formed wholly-owned subsidiary, Superwarehouse Business Products Inc. (“Superwarehouse”), a Florida corporation was formed on September 22, 2011. Following the formation of Superwarehouse, in October 2011, the Company acquired the business and assets of Superwarehouse Enterprises, Inc. (“SWH, Inc.”) and Superwarehouse Gov, LLC (“SWH GOV”) under an Article 9 foreclosure sale initiated by their major and senior creditor pursuant to a bill of sale agreement. The purchase price was for $750,000. SWH, Inc. and SWH GOV were in the business of selling office supplies and office products primarily to medium and large-sized businesses through retail websites. The fair value of all the assets acquired was adjusted directly on the financial statements of the Company's subsidiary, Superwarehouse.

Basis of Presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).  The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The  preparation  of  the consolidated financial  statements  in conformity with accounting principles generally  accepted  in  the  United States requires  management  to  make   estimates and assumptions that  affect  the reported amounts of  assets and liabilities and disclosure of contingent assets and liabilities at  the  date  of  the  financial  statements  and the reported amounts of  revenues  and    expenses  during  the  reporting  period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, the allowance for bad debts, the useful life of property and equipment, and useful life of intangible assets.

FASB Accounting Standards Codification

The issuance by Financial Accounting Standards Board (“FASB”) of the Accounting Standards Codification  (“ASC”) on July 1, 2009 (effective for interim or annual reporting periods ending after September 15, 2009), changes the way that GAAP is referenced. Beginning on that date, ASC officially became the single source of authoritative nongovernmental GAAP; however, SEC registrants must also consider rules, regulations, and interpretive guidance issued by the SEC or its staff. The change affects the way the Company refers to GAAP in financial statements and in its accounting policies. All existing standards that were used to create ASC became superseded. Instead, references to standards consist solely of the number used in the ASC’s structural organization.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company adopted FASB ASC 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the balance sheet for accounts receivable, other receivables, prepaid expenses, accounts payable, accrued liabilities, and customer deposits approximate their estimated fair market value based on the short-term maturity of these instruments.

In addition, FASB ASC 825-10-25 “Fair Value Option” was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’ account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. In addition to the basic insurance deposit coverage, the FDIC is providing temporary unlimited coverage for non-interest bearing transaction accounts through December 31, 2012. At December 31, 2011, the Company has not reached bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Segments

The Company’s activities are within the office products and office supplies retail industry, which is the single industry segment the Company operates. Each operating subsidiary represents an operating segment and these segments have been aggregated, as the operating units meet all of the aggregation criteria. The Company has aggregated its operating segments based on the aggregation criteria outlined in ASC 280-10, which states that two or more operating segments may be aggregated into a single operating segment if aggregation is consistent with the objective and basic principles of the Statement, if the segments have similar economic characteristics, similar product, similar production processes, similar customers and similar methods of distribution. Therefore, the Company has a single operating segment for financial reporting purposes.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company follows the guidance of the FASB ASC 605-10-S99 “Revenue Recognition Overall – SEC Materials”. The Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. Revenues consist primarily of product sales.

Accounts Receivable

The Company has a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote.  As of December 31, 2011 and 2010, our allowance for doubtful accounts totaled $4,300 and $4,300, respectively. The Company did not consider it necessary to record any bad debt expense during the years ended December 31, 2011 and 2010.

Inventory

Inventory, consisting of finished goods related to the Company’s products are stated at the lower of cost or market utilizing the first-in, first-out method.

Concentrations of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. Most of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

As of December 31, 2011, 8 customers accounted for 15% of total accounts receivable. As of December 31, 2010, 5 customers accounted for 27% of total accounts receivable. No single customer accounted for greater than 10% of sales of the Company for the years ended December 31, 2011 and 2010.

Prepaid expenses and other current assets

Prepaid expenses and other current assets of $73,097 and $12,936 at December 31, 2011 and 2010, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses include prepayments in cash for web marketing services, computer support services, consulting and business advisory services, and prepaid insurance which are being amortized over the terms of their respective agreements.

Customer Deposit

Customer deposits at December 31, 2011 and 2010 were $15,285 and $0, respectively, which consist of prepayments from third party customers to the Company and customer refunds. The Company will recognize the prepayments as revenue upon delivery of the products, in compliance with its revenue recognition policy.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Marketing, selling and advertising costs

Marketing, selling and advertising costs are expensed as incurred.  Such expenses for the years ended December 31, 2011 and 2010 totaled $56,909 and $16,208, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company follows ASC 740 rules governing uncertain tax positions, which provides guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognization, classification and disclosure of these uncertain tax positions.

Basic and Diluted Net Loss per Share

Net loss per common share is calculated in accordance with ASC Topic 260: Earnings Per Share (“ASC 260”). Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. At December 31, 2011, the Company has 180,000 outstanding options and 14,397,000 outstanding warrants. At December 31, 2010, the Company has 240,000 outstanding options.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally two to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

Impairment of Long-lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to FASB ASC 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company did not consider it necessary to record any impairment charges during the years ended December 31, 2011 and 2010.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Goodwill and Other Intangible Assets

In accordance with ASC 350- 30-65 “Goodwill and Other Intangible Assets”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following:

1.	Significant underperformance relative to expected historical or projected future operating results;

2.	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

3.	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. The Company did not consider it necessary to record any impairment charge on its intangible assets during the years ended December 31, 2011 and 2010.

Employee Benefit Plan

The Company offers a SIMPLE IRA plan which was established in December 2009 for all eligible employees. Employees meeting certain eligibility requirements can participate in the plan.  Under the plan, the Company matches employee contributions to the plan up to 1% of the employee’s salary.  The Company made matching contributions of 1% totaling $1,441 and $1,622 during the years ended December 31, 2011 and 2010, respectively.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In May 2011, FASB issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (“ASU No. 2011-04”). ASU No. 2011-04 provides guidance which is expected to result in common fair value measurement and disclosure requirements between U.S. GAAP and IFRS. It changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. It is not intended for this update to result in a change in the application of the requirements in Topic 820. The amendments in ASU No. 2011-04 are to be applied prospectively. ASU No. 2011-04 is effective for public company for interim and annual periods beginning after December 15, 2011. Early application is not permitted. This update does not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU No. 2011-05”). In ASU No. 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The amendments in ASU No. 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. They also do not change the presentation of related tax effects, before related tax effects, or the portrayal or calculation of earnings per share. The amendments in ASU No. 2011-05 should be applied retrospectively. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. This update does not have a material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles — Goodwill and Other (Topic 350)” (“ASU No. 2011-08”). In ASU No. 2011-08, an entity is permitted to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test. If an entity concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it would not be required to perform the two-step impairment test for that reporting unit. The ASU’s objective is to simplify how an entity tests goodwill for impairment. The amendments in ASU No. 2011-08 are effective for annual and interim goodwill and impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The Company are evaluating the requirements of ASU No. 2011-08 and have not yet determined whether a revised approach to evaluation of goodwill impairment will be used in future assessments. This update does not have a material impact on the Company’s consolidated financial statements.

On December 31, 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities”, which requires new disclosures about balance sheet offsetting and related arrangements. For derivatives and financial assets and liabilities, the ASU requires disclosure of gross asset and liability amounts, amounts offset on the balance sheet, and amounts subject to the offsetting requirements but not offset on the balance sheet. The ASU is effective for annual reporting periods beginning on or after January 1, 2013. The Company is currently evaluating the impact, if any, that these updates will have on its financial condition, results of operations and cash flows. This update is not expected to have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 2 – ACQUISITIONS

Lamfis, Inc.

On March 9, 2011, the Company acquired 100% of the outstanding stock of Lamfis which does business as Hinson Office Supply for $262,000. The stock purchase agreement calls for a $100,000 cash down payment with the balance of $162,000 payable in equal monthly installments of $4,640, fully amortized over thirty-six months with interest accruing at a rate of 2% per annum.  Promissory Notes were issued to the former shareholders of Lamfis. The agreement calls for the last installment payment to be waived should the Company make all payments in a timely fashion.

The Company accounted for the acquisition utilizing the purchase method of accounting in accordance with ASC 805 “Business Combinations”. The Company is the acquirer for accounting purposes and Lamfis is the acquired company.  Accordingly, the Company applied push–down accounting and adjusted to fair value all of the assets and liabilities directly on the financial statements of the subsidiary, Lamfis.

The net purchase price, including acquisition costs paid by the Company, was allocated to assets acquired and liabilities assumed on the records of the Company as follows:

Current assets	$3,064
Property and equipment	17,671
Intangible asset	241,265

Net purchase price	$262,000

Unaudited pro forma results of operations data as if the Company and Lamfis had occurred as of January 1, 2010 are as follows:

	The Company and Lamfis For the year ended December 31, 2011	The Company and Lamfis For the year ended December 31, 2010
Pro forma revenues	$6,505,163	$4,399,276
Pro forma loss from operations	(418,835)	(201,709)
Pro forma net loss	(425,757)	(201,440)
Pro forma loss per share	$(0.00)	$(0.00)
Pro forma diluted loss per share	$(0.00)	$(0.00)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at January 1, 2010 and is not intended to be a projection of future results.

Superwarehouse Enterprises, Inc. and Superwarehouse GOV, LLC.

Following the formation of the Company’s wholly owned subsidiary, Superwarehouse, in October 2011, the Company acquired the business and assets of SWH, Inc. and SWH GOV (collectively “SWH”) under an Article 9 foreclosure sale initiated by their major creditor pursuant to a bill of sale agreement. The purchase price was for $750,000.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 2 – ACQUISITIONS (continued)

The Company accounted for the acquisition utilizing the purchase method of accounting in accordance with ASC 805 “Business Combinations”. The Company is the acquirer for accounting purposes and SWH is the acquired company.  Accordingly, the Company applied push–down accounting and adjusted to fair value all of the assets acquired directly on the financial statements of the Company's subsidiary, Superwarehouse. The net purchase price, including acquisition costs paid by the Company, was allocated to assets acquired on the records of the Company as follows:

Intangible asset	$750,000

Net purchase price	$750,000

Unaudited pro forma results of operations data as if the Company and SWH had occurred as of January 1, 2010 are as follows:

	The Company and SWH For the year ended December 31, 2011	The Company and SWH For the year ended December 31, 2010
Pro forma revenues	$17,277,676	$24,145,875
Pro forma loss from operations	(625,108)	(289,231)
Pro forma net loss	(305,376)	(281,108)
Pro forma loss per share	$(0.00)	$(0.00)
Pro forma diluted loss per share	$(0.00)	$(0.00)

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated life	December 31, 2011	December 31, 2010

Transportation equipment	2 years	17,671	-
Furniture and fixtures	7 years	4,617	-
Leasehold improvement	3 years	18,266	1,498
Less: Accumulated depreciation		(9,252)	(855)
		$31,302	$643

For the years ended December 31, 2011 and 2010, depreciation expense amounted to $9,252 and $13,979, respectively.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 4 – INTANGIBLE ASSETS

Intangible assets which were acquired from the acquisition by the Company of Lamfis and SWH consist of the following (see Note 2):

December 31, 2011

Customer lists	$991,265
Accumulated amortization	(129,518)
Intangible assets, net	$861,747

Customer lists for its subsidiary, Lamfis, are being amortized on a straight-line basis over the estimated useful life of three years. Customer lists related to the acquisition of the business of SWH Inc. and SWH GOV, are amortized over the estimated useful life of three years. The Company assesses fair market value for any impairment to the carrying values.  As of December 31, 2011 management concluded that there was no impairment to the acquired assets.

The weighted average amortization period on total is approximately 2.50 years. Amortization expense for the year ended December 31, 2011 was $129,518.

Future amortization of intangible assets, net is as follows:
2012	$330,422
2013	330,422
2014	200,903
Total	$861,747

NOTE 5 – ACCOUNTS PAYABLE, ACCRUED LIABILITIES AND MERCHANT ACCOUNTS PAYABLE

Accounts payable and accrued liabilities consist of the following:

	December 31, 2011	December 31, 2010

Accounts payable - trade	589,309	128,307
Credit card	17,457	-
Accrued expenses	78,453	20,069
Accrued payroll, vacation and payroll tax	63,724	-
Sales and business tax payable	39,456	-
Total	$788,399	$148,376

NOTE 6 – NOTES PAYABLE

On March 9, 2011, the Company acquired 100% of the outstanding stock of Lamfis for $262,000. The stock purchase agreement calls for a $100,000 cash down payment with the balance of $162,000 payable in equal monthly installments of $4,640, fully amortized over thirty-six months with interest accruing at a rate of 2% per annum and matures on April 9, 2014.  Promissory Notes were issued to the former shareholders of Lamfis. The agreement calls for the last installment payment to be waived should the Company make all payments in a timely fashion. As of December 31, 2011, accrued interest on these notes amounted to $0.

At December 31, 2011, note payable – short and long term portion consisted of the following:

Total notes payable	$120,239
Less: current portion	55,681
Long term portion	$64,558

Future debt payments are as follows:

2012	$55,681
2013	55,681
2014	8,877
Total	$120,239

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the state of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No shares of preferred stock have been issued or are outstanding as of December 31, 2011 and 2010.

Common Stock

The Company is authorized to issue up to 500,000,000 shares of common stock, $.001 par value per share. As of December 31, 2011 and 2010, the Company had 117,003,803 shares and 100,200,000 shares outstanding, respectively. Holders are entitled to one vote for each share of common stock (or its equivalent).

On April 21, 2010, the Company obtained through a vote of majority of its shareholders the approval for a 780,083 for 1 stock split of its issued and outstanding common stock. All share and per share information contained in this report gives retroactive effect to a 780,083 for 1 (780,083:1) stock split of our outstanding common stock.

In May 2010, the Company sold 6,000,000 shares of common stock in a private transaction to three investors for proceeds of $19,500. The proceeds were used for general working capital purposes. The Company did not pay any commissions or finder’s fees in this transaction.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

In May 2010, the Company issued 200,000 shares of common stock in connection with legal services rendered. The Company valued these common shares at the fair market value on the date of grant at $650 based on the recent selling price of the Company’s common stock at that time and has been recognized as professional expense.

Between February 2011 and June 2011, the Company sold 4,799,000 units of its securities to accredited investors in a private placement which resulted in gross proceeds to us of $479,900.  Each unit consisted of one share of our common stock, one series A Warrant, one Series B Warrant and one Series C Warrant at a purchase price of $0.10 per unit. The Company did not pay any commissions or finder’s fees in connection with this transaction. The Company used the net proceeds for general working capital purposes.

In March 2011, the Company sold an aggregate of 12,004,803 shares of its common stock for aggregate gross consideration of $200,000 in a private offering.  The Company did not pay any commissions or finder’s fees in this transaction.  The Company used the proceeds for general working capital purposes and funding towards the acquisition of Lamfis.

Common Stock Options

On April 27, 2010, the Board of Directors granted an aggregate of 500,000 5-year options to purchase shares of common stock at $0.10 per share which vests two years from date of grant under the Company’s 2010 Equity Compensation Plan.

The 500,000 options were valued on the grant date at a total of $158 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.003 per share (based on the recent selling price of the Company’s common stock at that time), volatility of 56% (based on the volatility of similar entities), expected term of 4 years, and a risk free interest rate of 2.01%. The Company had applied an estimated forfeiture rate of 10% to all share-based awards which represents the portion that is expected to be forfeited over the vesting period. For the year ended December 31, 2011 and 2010, the Company did not record the stock-based compensation expense of $158 as the Company deemed it was not material.

During the year ended December 31, 2011 and 2010, 60,000 and 260,000 options, respectively, were forfeited in accordance with the termination of employee relationships.

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

Information related to options granted under the 2010 Equity Compensation Plan and activity for the years then ended is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2009	-	$-	-
Granted	500,000	0.10	5.0
Exercised	-	-	-
Forfeited	(260,000)	0.10	4.5
Cancelled	-	-	-
Balance at December 31, 2010	240,000	0.10	4.42
Granted	-	-	-
Exercised	-	-	-
Forfeited	(60,000)	0.10	3.70
Cancelled	-	-	-
Balance outstanding at the end of year	180,000	$0.10	3.42

Options exercisable at end of year	-	$-
Options expected to vest	180,000
Weighted average fair value of options granted during the period		$-

Stock options outstanding at December 31, 2011 as disclosed in the above table have no intrinsic value at the end of the year December 31, 2011.

Common Stock Warrants

Between February 2011 and June 2011, the Company sold 4,799,000 units of its securities to accredited investors in a private placement which resulted in gross proceeds to us of $479,900.  Each unit consisted of one share of our common stock, one series A Warrant, one Series B Warrant and one Series C Warrant at a purchase price of $0.10 per unit.  Each Series A Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.15 per share.  Each Series B Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.25 per share.  Each Series C Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.50 per share. The exercise price of the warrants and the number of shares of the Company’s common stock issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.  Upon 30 days notice, the Company has the right to call any series of warrants at $0.001 per warrant upon the following terms, providing that the shares of common stock underlying the Warrant are registered for resale:

•	If the closing price of the Company’s common stock equals or exceeds $0.30 per share for 20 consecutive trading days, the Company has the right to call the Series A Warrants,
•	If the closing price of the Company’s common stock equals or exceeds $0.375 per share for 20 consecutive trading days, the Company has the right to call the Series B Warrants, and
•	If the closing price of the Company’s common stock equals or exceeds $0.625 per share for 20 consecutive trading days, the Company has the right to call the Series C Warrants.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

Other than the exercise price and call provisions of each series of warrant, all other terms and conditions of the warrants are the same.

A summary of the status of the Company's outstanding stock warrants as of December 31, 2011 and 2010 and changes during the period then ended is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2009	-	$-	-
Granted	-	-	-
Cancelled	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Balance at December 31, 2010	-	-	-
Granted	14,397,000	0.30	3.00
Cancelled	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Balance at December 31, 2011	14,397,000	$0.30	2.25

Warrants exercisable at December 31, 2011	14,397,000	$0.30	2.25
Weighted average fair value of options granted during the year ended December 31, 2011		$0.01

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company had leased its principal executive offices, totaling approximately 1,500 square feet, from a company which is owned by the Company’s Executive Officers and Directors and two other partners, one of which is a principal shareholder of the Company.  Pursuant to an agreement that expired on May 31, 2011 at $12,000 per annum.  An addendum had been signed which had extended the lease to September 30, 2011 at $1,000 per month. The Company is no longer leasing such executive office space after September 30, 2011.

From time to time the Company also enters into transactions with Computer Nerds International, Inc. (“Computer Nerds”), a company owned by certain of the Company’s Officers, including:

•	From time to time Computer Nerds had advanced us funds for working capital. The loans were due on demand and interest free. At December 31, 2011 and December 31, 2010 the Company owed $0 and $9,119, respectively.

•	The Company purchased inventories and products for sale from Computer Nerds totaling approximately $2,113,000 and $9,000 during the years ended December 31, 2011 and 2010, respectively. The Company’s sales to Computer Nerds totaling approximately $500 and $0 during the years ended December 31, 2011 and 2010, respectively. Accounts payable to Computer Nerds as of December 31, 2011 and 2010, was $300,939 and $4,180, respectively, and were reflected as accounts payable – related party in the accompanying consolidated balance sheets.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 8 – RELATED PARTY TRANSACTIONS (continued)

Additionally, on October 25, 2011, the Company, through its subsidiary, Superwarehouse, entered into a Distribution Agreement (the “Agreement”) with Computer Nerds whereby the Company appoints Computer Nerds as its non-exclusive distributor of the Company’s products in order to market, promote, distribute, and sell the product to its customers, directly or indirectly and shall include all products, territories, geographies, customers and markets without restriction. The initial term of this Agreement began on October 25, 2011 and shall end on December 31, 2012. The term shall automatically renew for a one year period on each subsequent anniversary date of the effective date.  The Company may give written notice of its intent to terminate this Agreement at anytime. Pursuant to the Agreement, Computer Nerds agrees to charge the Company its cost plus 2% distributor fee. The Company paid approximately $38,000 of the 2% distributor fee during the year ended December 31, 2011.

At December 31, 2010, the Company’s Executive Officers and Directors had advanced an aggregate of $30,210 representing a working capital advance to the Company.  These loans were due on demand and bore interest at a rate of 6% per annum effective January 1, 2010. Accrued interest as of December 31, 2011 and 2010, amounted to $0 and $1,710, respectively, and were included in due to related parties as reflected in the accompanying consolidated balance sheets.  In October 2011, the Company paid off the principal and accrued interest from such related party loan.

In October 2011, the Company issued promissory notes to three officers of the Company in an aggregate amount of $150,000. The notes were due in January 2012 and bore interest at a rate of 18% per annum. Accrued interest as of December 31, 2011, amounted to $6,505. Between January 2012 and February 2012, the Company paid off the principal and accrued interest from such promissory notes.

At December 31, 2009, the Company recorded $2,000 stock subscription receivable representing common stock subscription sale to an officer in fiscal year 2009.  At December 31, 2011 and 2010, the Company collected subscription receivable of $200 and $1,800, respectively.

During fiscal 2011, the Company advanced $2,691 to a shareholder of the Company. This advance is due on demand and non-interest bearing. Such advance is expected to be collected on April 30, 2012.

NOTE 9 - INCOME TAXES

Prior to March 10, 2011, the Company was an S Corporation whereby elements of income taxation including income, expense, credits and allowances of the Company are reflected in a proportional basis on the stockholder’s individual income tax returns.  Accordingly, there is no provision for income taxes in these consolidated financial statements for the year ended December 31, 2010 or for income allocated to the period January 1, 2011 to March 9, 2011.

Beginning on March 10, 2011, the Company’s tax status changed to a C Corporation as a result of a change in the ownership of the Company to include an ineligible shareholder for S status purposes. The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carryforward for tax purposes totaling approximately $273,000 at December 31, 2011, expiring through the year 2031. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after certain ownership shifts.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 9 - INCOME TAXES (continued)

The table below summarizes the differences between the Companies’ effective tax rate and the statutory federal rate as follows for the period ended:

December 31, 2011

Computed "expected" tax expense (benefit)	(35.0)%
State income taxes	(5.0)%
Permanent differences	14.0%
Change in valuation allowance	26.0%

Effective tax rate	0.0%

The Companies have a deferred tax asset which is summarized as follows at:

Deferred tax assets:	December 31, 2011
Net operating loss carryover	$109,200
Less: valuation allowance	(109,200)
Net deferred tax asset	$-

After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2011, due to the uncertainty of realizing the deferred income tax assets.  The valuation allowance was increased by $109,200.

Had the Company been a subchapter C Corporation for federal and state income tax purposes prior to March 10, 2011, the tax net operating loss carryforwards would have been increased by approximately $567,000 as of December 31, 2011 and the deferred asset before any valuation allowance would have been increased by $226,800. However, due to tax losses and management’s recording of a full valuation allowance, income tax expense would have been zero for the prior period presented.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Consulting Contracts

In March 2011 the Company entered into a consulting agreement with Brainard Equities, LLC in connection with business development and advisory services related to acquisition matters to the Company. This agreement is in effect for one year and payment was made in full on March 23, 2011 in the amount of $50,000.

In December 2011, the Company entered into a 6 month investment banking and financial advisor agreement pursuant to which it agreed to act as an exclusive investment banking consultant (the “Consultant”) for the Company. The Company shall pay the Consultant 10% of gross proceeds raised from a private placement financings and warrants to purchase shares of the Company’s common stock equal to 10% of the number of shares sold from such private placement financings. The Company shall pay a $25,000 retainer fee for its services. In December 2011, the Company paid $12,500 of the retainer.

Additionally, in December 2011, the Company entered into a consulting and advisory agreement with the same Consultant (see above) which term is from the date of this agreement through the 3 year anniversary of the final closing of the financing of the Company’s convertible promissory note as defined in the agreement. The Company shall pay $5,000 commencing on the month following the initial closing of the financing. The Company shall issue 4,200,000 shares of the Company’s Common stock for advisory services. The 4,200,000 shares are subject to a re-purchase in the event that there has been no closing of the financing after 1 year pursuant to this agreement. No funds were raised as of December 31, 2011 and as such the Company was not obligated to issue the 4,200,000 shares to the Consultant.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 10 – COMMITMENTS AND CONTINGENCIES (continued)

In July 2011, the Company entered into a 4 year Rebate Agreement (the “Agreement”) with a distributor. The Company received a one-time advance rebate allowance of $375,000 and marketing allowance of $25,000 whereby the Company will purchase at least 90% of the Company’s monthly purchase requirements of products for sale from such distributor. Pursuant to the Agreement, the Company is eligible to receive volume cash discount, volume flat rebates, marketing rebate and annual growth rebates as defined in the Agreement. The allowance is subject to a repayment claw back provision upon the occurrence of either (i) the acquisition of the Company by a third party including the sale of all or substantially all of the Company’s equity or assets, a merger, or transaction resulting in a change of control or (ii) the Company does not honor its purchase commitments for 2 or 3 consecutive months in a 12 months period. If a repayment claw back occurs, the Company shall pay back the unearned portion of any discounts, rebates and allowances paid by the distributor. The Company recorded the advance rebate and marketing allowance as deferred discount as reflected in the accompanying consolidated balance sheets. The Company amortizes the advance rebate to cost of sales and amortizes the advance marketing allowance to expense over the term of the Agreement. Deferred discount- short term at December 31, 2011 was $100,000 and will be amortized within a year. Deferred discount- long term at December 31, 2011 was $250,000 and will be amortized over the remaining term of the agreement beyond one year period.

Operating Lease

A lease agreement was signed for office and warehousing space located in Broward County, Florida with an initial term commencing on June 1, 2011 and expiring on July 31, 2014. Such office space consists of approximately 6,962 square feet and serves as the corporate headquarters of the Company and its subsidiary, Lamfis. There are no minimum, contingent or sublease arrangements in the lease.  Future minimum rental payments required under this operating lease are as follows:

·	Period ending December 31, 2012	$51,953
·	Period ending December 31, 2013	$53,027
·	Thereafter	$31,311

Included in the lease is a $10,345 credit against rent due for work performed by the Company for leasehold improvements to office and warehousing space.  This is not reflected in the numbers above.

In August 2011, the Company entered into an amendment agreement whereby the lease for an office and warehousing space located in San Diego, California was extended up to September 30, 2012 which serves as the headquarters of the Company’s subsidiary, Superwarehouse. The monthly base rent for the extended period shall be $1,993. Future minimum rental payments required under this operating lease are as follows:

·	Period ending December 31, 2012	$23,916

Rent expense was $39,125 and $12,840 for the years ended December 31, 2011 and 2010, respectively.

RANDOM SOURCE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

NOTE 10 – COMMITMENTS AND CONTINGENCIES (continued)

Employment Agreement

On April 27, 2010, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Kriegstein, Chief Executive Officer of the Company and Mr. Merrick, Chief Financial Officer of the Company (the “Executives”). The term of this Employment Agreement shall commence on the effective date and end on the date which is the earlier of (i) the second anniversary of the Effective Date, or (ii) the date on which the Company either concludes an initial public offering of its securities or consummates a transaction in which the Company is acquired by another individual or entity (the “Termination Date”). The term may be extended for additional one (1) year period by written notice given by the Company to the Executives at least 60 days before the expiration of the term. Mr. Kriegstein’s present base salary is $50,000 per year and Mr. Merrick’s present base salary is $48,000. The Executives are entitled to receive discretionary bonus compensation as determined by the board of directors from time to time. During the employment term, the Executives shall be entitled to (i) vacation per annum, (ii) business expense reimbursements and (iii) participate in all benefit programs of the Company currently existing as defined in the Employment Agreement. If Executive’s employment is terminated without cause, upon death or should he become disabled, the Executives will be entitled to his base salary for a period of the earlier of (i) 1 year from and after the date of death and if disabled, 6 months following such disability or (ii) the Termination Date. As defined in the agreement, the Executives are restricted from competing with the Company for 1 year following such termination.   On February 8, 2012, this Employment Agreement was amended (see Note 11).

NOTE 11 - SUBSEQUENT EVENTS

On February 15, 2012, the Company issued a promissory note to a related party, who is a shareholder of the Company, for $25,000. The note bears an annual interest rate of 6% per annum. The principal amount together with accrued interest will be due on the closing date of the Company’s financing pursuant to its February 2012 Private Placement Memorandum.

On February 8, 2012 the Company entered into an amended Executive Employment Agreement with the Company’s Chief Executive Officer and Chief Financial Officer whereby the Company and the Executives agreed to amend certain Employment Agreement dated on April 27, 2010 and extend the term of such Employment Agreement to February 1, 2015. The term may be extended for an additional 1 year period by written notice given by the Company to the Executives at least 60 days before the expiration date. All other terms and conditions of the Employment Agreement remain in full force and effect.

On February 7, 2012, the Company entered into a non-binding letter of intent with a Public company and the Public company’s shareholders regarding a merger or acquisition agreement through a share exchange whereby the Public company shall issue its shares in exchange for all of the outstanding stock of the Company which is commonly referred to as a reverse merger. The Company shall pay a purchase price in cash of $304,000 upon closing of such reverse merger transaction. Upon the execution of this letter of intent, the Company paid $25,000 which may be refunded back subject to a provision as defined in the letter of intent agreement.

The Company has evaluated events and transactions that occurred subsequent to December 31, 2011, through the date the consolidated financial statements were issued, for potential recognition or disclosure in the accompanying consolidated financial statements.  Other than the disclosures shown, the Company did not identify any events or transactions through date the consolidated financial statements were issued, that should be recognized or disclosed in the accompanying consolidated financial statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.             OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC registration and filing fee	$1,021
Legal fees and expenses*	7,500
Accounting fees and expenses*	5,000
EDGAR and financial printing costs*	2,500
Transfer agent fees*	1,500
Blue sky fees and expenses*	200
Miscellaneous*	279
TOTAL	$18,000
———————
*           Estimated

ITEM 14.             INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

(a)          the officer or director conducted himself or herself in good faith;

(b)          his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c)          in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 15.             RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws and had access to information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In March 2011 Random Source sold an aggregate of 112,204,803 shares of its common stock to 11 of its shareholders in exchange for aggregate gross consideration of $200,000 in a private transaction.  It did not pay any commissions or finder’s fee in this transaction.  It used the proceeds for general working capital.  The purchasers were accredited investors and the issuances were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

Between February 2011 and June 2011, Random Source sold 4,799,000 units of its securities to 27 accredited investors in a private placement which resulted in gross proceeds to it of $479,000.  Each unit consisted of one share of its common stock, one Series A Warrant, one Series B Warrant and one Series C Warrant at a purchase price of $0.10 per unit.  Random Source did not pay any commissions or finder’s fees in these sales and it used the net proceeds for general working capital.  The offering was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) and Regulation D of that act.

In May 2012, in connection with the reverse merger with Random Source we issued 127,989,517 shares of our common stock to the exchanging Random Source shareholders and, with respect to the Random Source shareholders who were also warrant holders, we issued common stock purchase warrants to purchase 15,075,571 shares of our common stock exercise prices ranging from $0.07 to $0.50 per share in exchange for identical warrants to purchase Random Source common stock which were held by the warrant holders immediately prior to closing.  All of the Random Source shareholders and warrant holders were accredited investors.  These issuances were made in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

Between June 2012 and July 2012, we sold an aggregate of 1,428,571 shares of our common stock at a purchase price of $0.07 per share to four accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act.  We received gross proceeds of $100,000.  Mediterranean Securities Group, LLC, a broker-dealer and member of FINRA, acted as placement agent for us in this offering.  We paid the placement agent a cash commission of $10,000, a non-accountable expense allowance of $2,000 and issued it five year warrants to purchase 142,857 shares of our common stock at an exercise price of $0.07 per share which are exercisable on a cashless basis as compensation for its services.  We are using the net proceeds of this offering for working capital.

On July 24, 2012 we sold Mediterranean Equity Partners LLC, an affiliate of Mediterranean Securities Group, LLC, 1,000,000 shares of our common stock for an aggregate consideration of $1,000 and other good and valuable consideration in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.  We did not pay any commissions or finder’s fees in this transaction and we are using the proceeds for working capital.

ITEM 16.             EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

2.1
Agreement and Plan of Reorganization dated April 27, 2012 by and between Proguard Acquisition Corp., Proguard Acquisition Subsidiary Corp. and Random Source, Inc. (incorporated by reference to the Current Report on Form 8-K as filed on May 2, 2012).

3.1	Articles of Incorporation (incorporated by reference to the Registration Statement on Form SB-2, SEC File No. 333-123910, as amended).
3.2	Bylaws (incorporated by reference to the Registration Statement on Form SB-2, SEC File No. 333-123910, as amended).
3.3	Articles of Merger by and between Proguard Acquisition Subsidiary Corp. and Random Source, Inc. (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
3.4	Amendment No. 1 to the Bylaws (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
4.1	Form of Exchange Warrant (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
4.2	Form of Exchange Warrant – Placement Agent Warrant (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
4.3	Form of Placement Agent Warrant (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended June 30, 2012)
5.1	Opinion of Pearlman Schneider LLP *
10.1
Stock Repurchase Agreement dated May 7, 2012 by and among Random Source, Inc., Proguard Acquisition Corp. and certain shareholders of Proguard Acquisition Corp. set forth therein (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.2	Form of Purchase Note in the principal amount of $54,000 from Random Source, Inc. to Eugene M. Kennedy, Esq. (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.3
Escrow Agreement dated May 7, 2012 by and among Random Source, Inc., Eugene M. Kennedy, Esq. and the Law Office of Eugene M. Kennedy, P.A. (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.4
Employment Agreement dated April 27, 2010 by and between Random Source, Inc. and David A. Kriegstein, as amended on February 8, 2012 (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.5
Employment Agreement dated April 27, 2010 by and between Random Source, Inc. and Jason Merrick, as amended on February 8, 2012 (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.6	Lease for principal executive offices (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
10.7	Form of promissory note to Lamfis, Inc. shareholders (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
10.8
Form of Distributor Agreement between Computer Nerds International, Inc. and Superwarehouse Business Products, Inc. (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.9
Amendment and Termination of Independent Advisory and Consulting Agreement by and between Random Source, Inc. and Mediterranean Securities Group, LLC (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.10
Amended Distributor Agreement dated July 30, 2012 by and between Computer Nerds International, Inc. and Superwarehouse Business Products, Inc.(incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)

10.11	2010 Equity Compensation Plan *
14.1	Code Business Conduct and Ethics adopted May 8, 2012 (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
16.1	Letter from Sherb & Co., LLP dated October 18, 2012 (incorporated by reference to the Current Report on Form 8-K as filed on October 19, 2012)
22.1	Subsidiaries of the registrant (incorporated by reference to the Current Report on Form 8-K as filed on May 10, 2012)
23.1	Consent of Sherb & Co., LLP*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereto) *
101
Attached as Exhibits 101 to this registration statement are the following financial statements (i) from our Current Report on Form 8-K as filed on May 10, 2012 our financial statements for the years ended December 31, 2011 and 2010, as amended, and (ii) from our Quarterly Report on Form 10-Q for the period ended September 30, 2012, as amended, our financial statements for the quarters ended September 30, 2012 and 2011, each formatted in XBRL: (i) Balance Sheets, (ii) Statements of Operations, (iii) the Statements of Shareholders’ Equity, (iv) Statements of Cash Flows, and (vi) related notes to these financial statements.  In accordance with Regulation S-T, the XBRL-formatted interactive data files that comprise Exhibit 101 in this registration statement shall be deemed furnished and not filed.

___________
*      filed herewith

ITEM 17.             UNDERTAKINGS.

a.           The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on December 19, 2012.

Proguard Acquisition Corp.

By:	/s/ David A. Kriegstein
David A. Kriegstein,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David A. Kriegstein his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ David A. Kriegstein	Chief Executive Officer, President, director, principal executive officer	December 19, 2012
David A. Kriegstein

/s/ Jason Merrick	Chief Financial Officer, director, principal financial and accounting officer	December 19, 2012
Jason Merrick

/s/ Dustin Liukkonen	Chief Technology Officer, director	December 19, 2012
Dustin Liukkonen

/s/ Robert Weitzner	Director	December 19, 2012
Robert Weitzner